UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RED ROCK RESORTS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Explanatory Note

On May 1, 2017, Red Rock Resorts, Inc. (the “Company”) filed its Definitive Proxy Statement on Schedule 14A announcing the date of its 2017 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for July 6, 2017 and indicating that it intended to mail proxy materials on May 15, 2017. On May 15, 2017, Daniel J. Roy resigned as the Company’s Executive Vice President and Chief Operating Officer and Joseph J. Hasson was appointed as Executive Vice President of Operations. On May 24, 2017, Marc J. Falcone resigned as the the Company’s Executive Vice President, Chief Financial Officer and Treasurer effective on May 31, 2017 and the Company appointed Stephen L. Cootey as Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer of the Company. The Company also appointed Jeffrey T. Welch as Executive Vice President and Chief Legal Officer of the Company effective upon commencement of his employment with the Company, which is expected to be on or around June 21, 2017. The Company has amended its proxy to include disclosures regarding the changes in executive officers of the Company, change the individuals to be designated to act as proxies for the Annual Meeting and update the mailing date of the proxy materials.

May 26, 2017

Dear Fellow Stockholders:

We are pleased to invite you to attend our first annual meeting of stockholders of Red Rock Resorts, Inc. on July 6, 2017 at 11:00 a.m. Pacific Time. Our annual meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online via audio webcast. You will be able to attend the virtual annual meeting of stockholders online by visiting www.virtualshareholdermeeting.com/RRR. You also will be able to vote your shares electronically at the virtual annual meeting.

Utilizing the latest technology allows us to provide expanded access, improved communication and cost savings for our stockholders and the company. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

Details regarding how to attend the meeting online and the business to be conducted at the virtual annual meeting are more fully described in the accompanying proxy statement.

We will be providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a notice instead of a paper copy of this proxy statement and our 2016 Annual Report beginning on or about May 26, 2017. This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting. The notice contains instructions on how to receive a paper copy of our proxy materials, including this proxy statement, our 2016 Annual Report, and a form of proxy card.

Your vote is important. Regardless of whether you plan to participate in the annual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet, by telephone, or by mail (if you received paper copies of the proxy materials) by following the instructions on the proxy card. Voting over the Internet or by telephone or written proxy will ensure your representation at the virtual annual meeting regardless of whether you attend the meeting online. You may also vote your shares electronically during the virtual annual meeting.

Sincerely,

Frank J. Fertitta III

Chairman of the Board and

Chief Executive Officer

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS OF RED ROCK RESORTS, INC.

To Be Held July 6, 2017

To the Stockholders of Red Rock Resorts, Inc.:

The 2017 annual meeting of stockholders of Red Rock Resorts, Inc. (the “Company”) will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/RRR on Thursday, July 6, 2017, at 11:00 a.m. Pacific Time, for the following purposes:

1.	To elect five nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Nominating and Corporate Governance Committee of the board of directors of the Company;

2.	To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement (“say-on-pay”);

3.	To conduct an advisory (non-binding) vote regarding the frequency of the say-on-pay votes;

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017; and

5.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders that owned the Company’s common stock at the close of business on May 8, 2017 are entitled to notice of and may vote at this meeting or any adjournment of the meeting. A list of the Company’s stockholders of record will be available at the Company’s corporate headquarters located at 1505 S. Pavilion Center Drive, Las Vegas, Nevada 89135, during ordinary business hours, for 10 days prior to the annual meeting.

The accompanying proxy materials include instructions on how to participate in the annual meeting and how to vote your shares of the Company’s stock by attending the virtual meeting by webcast. To submit your questions in advance of the annual meeting, please log on to www.proxyvote.com. You will need to enter the 16-digit control number received with your Proxy or Notice of Internet Availability of Proxy Materials to vote during the meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. YOU MAY VOTE YOUR SHARES ELECTRONICALLY VIA THE INTERNET, BY TELEPHONE, BY MAIL, OR DURING THE VIRTUAL ANNUAL MEETING. PLEASE CAREFULLY REVIEW THE PROXY MATERIALS AND FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE.

By Order of the Board of Directors,

Frank J. Fertitta III

Chairman of the Board and Chief Executive Officer

Las Vegas, Nevada

May 26, 2017

PROXY STATEMENT

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 6, 2017

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	WHY DID I RECEIVE THESE PROXY MATERIALS?

A:	The board of directors (the “Board”) of Red Rock Resorts, Inc. (“Red Rock”, “we” or the “Company”) has made these materials available to you on the Internet or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Company for use at our 2017 annual meeting of stockholders (the “Annual Meeting”), which will take place exclusively online on July 6, 2017. You are receiving these materials because you were a stockholder at the close of business on May 8, 2017, which is the “Record Date,” and are entitled to vote at the Annual Meeting. The proxy materials are being made available to stockholders beginning on or about May 26, 2017.

Q:	WHAT IS INCLUDED IN THE PROXY MATERIALS?

A:	The proxy materials include:

1.	Our proxy statement for the Annual Meeting, which includes information that we are required to provide to you under U.S. Securities and Exchange Commission (“SEC”) rules and that is designed to assist you in voting your shares;

2.	A proxy card for submitting your vote (which also contains instructions on how to submit your vote over the Internet or by phone); and

3.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The “Notice of Internet Availability of Proxy Materials” (described below) includes instructions for how you may access or receive a copy of the proxy materials.

Q:	WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

A:	We are distributing our proxy materials over the Internet under the “notice and access” approach in accordance with SEC rules. As a result, we are mailing to our stockholders a “Notice of Internet Availability of Proxy Materials” (“Notice”) of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis. On or around May 26, 2017, we will mail the Notice to our stockholders, containing instructions on how to access the proxy materials on the Internet.

Q:	HOW CAN I ACCESS THE PROXY MATERIALS OVER THE INTERNET?

A:	Your Notice, proxy card or voting instruction card will contain instructions on how to:

1.	view our proxy materials for the Annual Meeting on the Internet; and

2.	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available at www.proxyvote.com and our proxy materials will be available during the voting period starting on May 26, 2017.

Instead of receiving future copies of our proxy statement and annual reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.

Q:	WHAT IS THE PURPOSE OF THE ANNUAL MEETING AND WHAT AM I VOTING ON?

A:	At the Annual Meeting you will be voting on four proposals:

1.	The election of five directors to serve until his or her successor shall have been duly elected and qualified. This year’s board nominees are:

Frank J. Fertitta III

Lorenzo J. Fertitta

Robert A. Cashell, Jr.

Robert E. Lewis

James E. Nave, D.V.M.

2.	An advisory say-on-pay resolution to approve our executive compensation.

3.	An advisory proposal regarding the frequency of future say-on-pay votes.

4.	A proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2017.

Q:	WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:	The Board is soliciting this proxy and recommends the following votes:

1.	FOR each of the director nominees.

2.	FOR the advisory say-on-pay resolution to approve our executive compensation.

3.	EVERY YEAR for the advisory vote on the frequency of future say-on-pay votes.

4.	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2017.

Q:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:	Stockholders of record as of the Record Date are entitled to vote on all items being voted on at the Annual Meeting. Stockholders of record as of the Record Date are entitled to receive notice of and participate in the Annual Meeting.

As of the Record Date, Red Rock had approximately 67.7 million shares of Class A common stock outstanding and 48.3 million shares of Class B common stock outstanding. Shares of Class A common stock and Class B common stock vote as a single class. Holders of shares of Class A common stock are entitled to one vote per share of Class A common stock. Each share of Class B common stock that is held by a holder that, together with its affiliates owned at least 30% of the outstanding membership interests (“LLC Units”) of Station Holdco LLC (“Station Holdco”) immediately following the consummation of our initial public offering in May 2016 (the “IPO”) and, as of the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units (other than LLC Units held by Red Rock) are exchanged for shares of Class A common stock) is entitled to ten votes and each other share of Class B common stock is entitled to one vote. As of the record date, entities affiliated with Frank J. Fertitta III, our Chairman and Chief Executive Officer (“CEO”), and Lorenzo J. Fertitta, our Vice Chairman, held 45.4 million shares of Class B common stock that are entitled to ten votes per share at the Annual Meeting, representing approximately 86.5% of the combined voting power of the shares of Class A common stock and Class B common stock outstanding on the Record Date. All other shares of Class B common stock are entitled to one vote per share.

Any stockholder entitled to vote may vote either by webcast or by duly authorized proxy. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

Q:	WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS?

A:	Directors are elected by a plurality of the votes cast at the virtual meeting or by proxy at the Annual Meeting and entitled to vote on the election of directors. “Plurality” means that the nominees receiving the greatest number of affirmative votes will be elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

Q:	WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A:	Advisory Say-On-Pay Resolution. The advisory say-on-pay resolution to approve our executive compensation must receive the affirmative vote of a majority of the votes cast by stockholders present by webcast or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting. Because your vote on this proposal is advisory, it will not be binding on the Compensation Committee of the Board (the “Compensation Committee”), the Board or the Company. However, the Compensation Committee and the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Frequency of Say-On-Pay Votes. The frequency (every one year, every two years, or every three years) receiving the affirmative vote of a majority of the votes cast by stockholders present by webcast or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting will be the frequency that stockholders approve. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by our stockholders. Because your vote on this proposal is advisory, it will not be binding on the Company, the Board, or the Compensation Committee. Although non-binding, the Board will review and consider the voting results when making future decisions regarding the frequency of the advisory vote on executive compensation.

Ratification of Ernst & Young LLP. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2017 must receive the affirmative vote of a majority of the votes cast by stockholders present by webcast or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting.

Q:	WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:	We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. Other matters may be voted on if they are properly brought before the Annual Meeting in accordance with our bylaws. If other matters are properly brought before the Annual Meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be properly brought before the Annual Meeting, we must have received written notice, together with specified information, by April 7, 2017. We did not receive notice of any matters by the deadline for this year’s Annual Meeting.

Q:	WHAT CONSTITUTES A QUORUM?

A:

The holders of a majority of the voting power of the shares of our capital stock entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Failure of a quorum to be represented at the Annual

Meeting will necessitate an adjournment or postponement of the meeting and will subject the Company to additional expense. Votes withheld from any nominee for director, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote online at the Annual Meeting or if you have properly submitted a proxy.

Q:	WHAT IF I ABSTAIN FROM VOTING?

A:	If you attend the meeting by webcast or send in your signed proxy card, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on Proposal 1, 2, 3 or 4, your abstention will have no effect on the outcome of the vote or any of the proposals.

Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?

A:	If you are a registered stockholder and you do not sign and return your proxy card or vote by telephone or over the Internet, your shares will not be voted at the Annual Meeting. Questions concerning stock certificates and registered stockholders may be directed to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219 or by telephone at (800) 937-5449. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under applicable stock market rules, Proposal 4 relating to the ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owners of the shares. Proposals 1, 2 and 3 are non-routine matters and, therefore, may only be voted in accordance with instructions received from the beneficial owners of the shares.

Q:	WHAT IS A “BROKER NON-VOTE”?

A:	Under the rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”

Q:	WHAT IS THE EFFECT OF A BROKER NON-VOTE?

A:	Broker non-votes will be counted for purposes of determining the presence of a quorum but will not be counted for purposes of determining the outcome on any proposal other than Proposal 4.

Q:	HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:	Stockholders may vote by Internet, telephone, mail, or in person by attending the virtual Annual Meeting by webcast. Please make sure that you have your Notice or proxy card available and carefully follow the instructions.

You may (i) vote by webcast at the Annual Meeting or (ii) authorize the persons named as proxies on the enclosed proxy card, Frank J. Fertitta III, Richard J. Haskins and Stephen L. Cootey, to vote your shares by returning the enclosed proxy card by mail, through the Internet or by telephone.

1.	By Internet: vote your shares online at www.proxyvote.com.

2.	By telephone: call 1-800-690-6903 or the telephone number on your proxy card.

3.	By mail: complete, sign and date your proxy card and return it in the postage-paid envelope.

4.	At the virtual meeting: participate in the Annual Meeting online at www.virtualshareholdermeeting.com/RRR and vote your shares during the Annual Meeting. You will need the 16-digit control number included with these proxy materials to vote during the Annual Meeting.

Internet and telephone voting are available 24 hours a day and will close at 11:59 p.m. Eastern Time on July 5, 2017.

Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:	If your shares are held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

Q:	WHO WILL COUNT THE VOTE?

A:	Broadridge Financial Solutions, Inc. will use an automated system to tabulate the votes. Its representative(s) will also serve as the inspector(s) of election.

Q:	CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A:	Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Corporate Secretary or acting secretary of the meeting and by voting in person at the meeting. Presence at the Annual Meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:	We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the Annual Meeting. All reports we file with the SEC are available when filed. Please see “Where to Find Additional Information” below.

Q:	WHEN ARE STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS DUE FOR THE 2018 ANNUAL MEETING?

A:	Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Corporate Secretary must receive a stockholder proposal no later than January 26, 2018 in order for the proposal to be considered for inclusion in our proxy materials for the 2018 annual meeting. To otherwise bring a proposal or nomination before the 2018 annual meeting, you must comply with our bylaws. Currently, our bylaws require written notice to the Corporate Secretary between November 27, 2017 and January 26, 2018. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If we receive your notice before November 27, 2017 or after January 26, 2018, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the Board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

BACKGROUND

In May 2016, Red Rock completed its IPO of its Class A common stock, $0.01 par value per share, at an offering price to the public of $19.50 per share. As a result of our IPO, our Class A common stock trades on NASDAQ under the symbol “RRR.”

We received net proceeds from the IPO of approximately $541.0 million, which was used to purchase newly issued LLC Units of Station Holdco and outstanding LLC Units from certain existing members of Station Holdco. Station Holdco used the proceeds from the newly issued LLC Units to pay the majority of the purchase price of Fertitta Entertainment LLC (“Fertitta Entertainment,” and such purchase, the “Fertitta Entertainment Acquisition”). As a result of the IPO and certain reorganization transactions (with the IPO, the “Reorganization Transactions”), we directly own all of the voting interests in our operating company, Station Casinos LLC (“Station LLC”). We also own an indirect interest in Station LLC through our ownership in Station Holdco, which holds all of the economic interest in Station LLC. Red Rock is the managing member of Station Holdco and at April 28, 2017 held approximately 58% of the outstanding LLC Units in Station Holdco. Holders of the remaining LLC Units are entitled to exchange the LLC Units, together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash. See “Certain Relationships and Related Party Transactions” for discussion of certain agreements entered into in connection with the Reorganization Transactions.

Shares of Class A common stock and Class B common stock vote as a single class. Holders of shares of Class A common stock are entitled to one vote per share of Class A common stock. Each share of Class B common stock that is held by a holder that, together with its affiliates owned at least 30% of the outstanding LLC Units of Station Holdco immediately following the consummation of our IPO and, as of the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units (other than LLC Units held by Red Rock) are exchanged for shares of Class A common stock) is entitled to ten votes and each other share of Class B common stock is entitled to one vote. As of the record date, entities affiliated with Frank J. Fertitta III, our Chairman and CEO, and Lorenzo J. Fertitta, our Vice Chairman, held 45.4 million shares of Class B common stock that are entitled to ten votes per share at the Annual Meeting, representing 86.5% of the combined voting power of the shares of Class A common stock and Class B common stock outstanding on the Record Date. All other shares of Class B common stock are entitled to one vote per share.

CORPORATE GOVERNANCE

Director Independence. The Fertitta Family Entities (as defined below) hold more than 50% of the voting power of our shares eligible to vote. As a result, we are a “controlled company” under NASDAQ corporate governance standards. Under these standards, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that (i) a majority of the Board consist of independent directors and (ii) that the Board have compensation and nominating and corporate governance committees composed entirely of independent directors. Although a majority of the members of our Board are independent and our compensation and nominating and corporate governance committees are comprised entirely of independent directors, in the future we may elect not to comply with certain corporate governance requirements that are not applicable to controlled companies.

Our Board affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the applicable rules of listing standards of NASDAQ. These guidelines are contained in our Corporate Governance Guidelines (the “Guidelines”), which are posted on the Corporate Governance page of our web site located at www.redrockresorts.com.

As of the date of this proxy statement, our Board consisted of five members: Frank J. Fertitta III, Lorenzo J. Fertitta, Robert A. Cashell, Jr., Robert E. Lewis, and James E. Nave, D.V.M.

Board Meeting and Annual Meeting Attendance. During the last full fiscal year, there were seven meetings of the Board. Each director attended at least 75 percent of the aggregate of the total number of meetings of the Board and committees of the Board of which he or she was a member during the last full fiscal year.

Our Guidelines provide that directors are expected to attend the Annual Meeting. The Annual Meeting will be our first annual meeting of stockholders.

Executive Sessions. Our Guidelines provide that the independent directors shall meet at least twice annually in executive session.

Stockholder Nominees. Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must be a stockholder as of the Record Date and (a) must have given timely notice thereof in writing to the secretary of the Company, (b) any such business must be a proper matter for stockholder action under Delaware law and (c) the stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with representations required by our bylaws. To be timely, a stockholder’s notice must be received by the secretary of the Company, not less than 120 or more than 180 days prior to the one-year anniversary of the date on which the Company first mailed or made available its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the annual meeting is advanced by more than 30 days, or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting or if no annual meeting was held in the preceding year (which is the case with our 2017 Annual Meeting, which is the first annual meeting following our IPO), to be timely the stockholder notice must be received no later than the close of business on the later of (i) 90 days before such annual meeting or (ii) the tenth day after the day on which public announcement of the date of such meeting is first made. Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the Board is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board at least 10 days before the last day a stockholder may deliver notice of nomination in accordance with the preceding sentence, notice required by the bylaws shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary not later than the close of business on the tenth day following the day on which such public announcement is first made. You should consult our bylaws for more detailed information regarding the process by which stockholders may nominate directors.

Board Committees. Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (the “Nominating Committee”). Our Guidelines provide that all of the committee members shall consist solely of independent directors, as defined and to the extent required by the applicable rules of the SEC and under the listing standards of NASDAQ.

The Board has adopted a written charter for each of these committees. The charters for each of these committees are available on the Corporate Governance page of our web site located at www.redrockresorts.com.

The chart below reflects the current composition of the standing committees:

Name of Director	Audit	Nominating and Corporate Governance	Compensation
Robert A. Cashell, Jr.	X	X	X
Robert E. Lewis	X	X	X
James E. Nave, D.V.M.	X	X	X

Audit Committee

Our Audit Committee consists of James E. Nave, D.V.M. (Chairman), Robert A. Cashell, Jr. and Robert E. Lewis. Our Audit Committee met on nine occasions during 2016. The Board has determined that Dr. Nave qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that each of Dr. Nave and Messrs. Cashell and Lewis are “independent” for purposes of Rule 10A-3 of the Securities Exchange Act of 1934 and under applicable listing standards. The Board has determined that the composition of its Audit Committee satisfies the independence requirements of the SEC and the applicable listing standards.

The purpose of the Audit Committee is to oversee the Company’s corporate accounting and financial reporting processes. The primary responsibilities and functions of the Audit Committee are, among other things:

•	approve in advance all auditing services, including the comfort letters in connection with securities offerings and various non-audit services permitted by applicable law to be provided to the Company by its independent auditors;

•	evaluate our independent auditor’s qualifications, independence and performance;

•	determine and approve the engagement and compensation of our independent auditor;

•	meet with our independent auditor to review and approve the plan and scope for each audit and review and recommend action with respect to the results of such audit;

•	annually evaluate our independent auditor’s internal quality-control procedures and all relationships between the independent auditor and the Company which may impact their objectivity and independence;

•	monitor the rotation of partners and managers of the independent auditor, as required;

•	review our consolidated financial statements;

•	review our critical accounting policies and estimates, including any significant changes in the Company’s selection or application of accounting principles;

•	review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

•	resolve any disagreements between management and the independent auditor regarding financial reporting;

•	review and discuss with the Company’s independent auditor and management the Company’s audited financial statements, including related disclosures;

•	discuss with our management and our independent auditor the results of our annual audit and the review of our audited financial statements;

•	establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	retain, in its sole discretion, its own separate advisors.

Compensation Committee

Our Board has established a Compensation Committee whose members are Robert E. Lewis (Chairman), Robert A. Cashell, Jr. and James E. Nave, D.V.M. The Board has determined that each of these directors is independent under applicable listing standards and qualifies as a non-employee director for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee met on four occasions during 2016.

Pursuant to its charter, the primary responsibilities and functions of our compensation committee are, among other things, as follows:

•	evaluate the performance of executive officers in light of certain corporate goals and objectives and determine and approve their compensation packages;

•	recommend to the Board new compensation programs or arrangements if deemed appropriate;

•	recommend to the Board compensation programs for directors based on the practices of similarly situated companies;

•	counsel management with respect to personnel compensation policies and programs;

•	review and approve all equity compensation plans of the Company;

•	oversee the Company’s assessment of any risks arising from its compensation programs and policies likely to have a material adverse effect on the Company;

•	prepare an annual report on executive compensation for inclusion in our proxy statement; and

•	retain, in its sole discretion, its own separate advisors.

See “Compensation Discussion and Analysis” for a further discussion of the role of the Compensation Committee.

Nominating and Corporate Governance Committee

Our Board has established a nominating and corporate governance committee whose members are Robert A. Cashell, Jr. (Chairman), Robert E. Lewis and James E. Nave, D.V.M. The Board has determined that each of these directors is independent under applicable listing standards and qualifies as a non-employee director for purposes of Rule 16b-2 under the Exchange Act. Because our IPO occurred in May 2016 and this is our first annual meeting, our Nominating Committee did not meet during 2016.

Pursuant to its charter, the primary responsibilities and functions of the Nominating Committee shall be to provide assistance to the Board with regard to the following:

•	establish standards for service on our Board and nominating guidelines and principles;

•	identify, screen and review qualified individuals to be nominated for election to our Board and to fill vacancies or newly created board positions;

•	assist the Board in making determinations regarding director independence as well as the financial literacy and expertise of Audit Committee members and nominees;

•	establish criteria for committee membership and recommend directors to serve on each committee;

•	consider and make recommendations to our Board regarding its size and composition, committee composition and structure and procedures affecting directors;

•	conduct an annual evaluation and review of the performance of existing directors;

•	review and monitor compliance with, and the effectiveness of, the Guidelines and the Company’s Code of Business Conduct and Ethics;

•	monitor our corporate governance principles and practices and make recommendations to our Board regarding governance matters, including the certificate of incorporation, our bylaws and charters of our committees; and

•	retain, in its sole discretion, its own separate advisors.

Stockholder Communications with the Board. Stockholders may send communications to our Board by writing to Red Rock Resorts, Inc., 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135, Attention: Board of Directors.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. None of the Company’s named executive officers (as set forth under “Executive Officers”) has ever served as a director or member of the Compensation Committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served in either of those capacities for the Company.

Board Leadership Structure. Our current leadership structure permits the roles of Chairman of the Board and CEO to be filled by the same or different individuals. Frank J. Fertitta III is Chairman of the Board and CEO of Red Rock. Our Board has determined this structure to be in the best interests of the Company and its stockholders at this time due to Mr. Fertitta’s extensive knowledge of the Company and the gaming industry, as well as fostering greater communication between our management and the Board.

Furthermore, Dr. James E. Nave, D.V.M. has been designated as our lead independent director. As the Board’s lead independent director, Dr. Nave holds a critical role in assuring effective corporate governance and in managing the affairs of our Board. Among other responsibilities, Dr. Nave will:

•	preside over executive sessions of the Board and over board meetings when the Chairman of the Board is not in attendance;

•	consult with the Chairman of the Board and other board members on corporate governance practices and policies, and assume the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership;

•	meet informally with other outside directors between board meetings to assure free and open communication within the group of outside directors;

•	assist the Chairman of the Board in preparing the board agenda so that the agenda includes items requested by non-management members of our Board;

•	administer the annual board evaluation and reporting the results to the Nominating Committee; and

•	assume other responsibilities that the non-management directors might designate from time to time.

The Board will periodically review the leadership structure and may make changes in the future.

Board Risk Oversight. The Board is actively involved in oversight of risks that could affect the Company. The Board expects to continue to satisfy this responsibility through full reports by each committee chair (principally, the Audit Committee chair) regarding such committee’s considerations and actions, as well as through regular reports directly from the officers responsible for oversight of particular risks within the Company.

The Audit Committee is primarily responsible for overseeing the risk management function at the Company on behalf of the Board. In carrying out its responsibilities, the Audit Committee will continue to work closely with management. The Audit Committee meets at least quarterly with members of management and, among other things, receives an update on management’s assessment of risk exposures (including risks related to liquidity, credit and operations, among others). The Audit Committee chair provides periodic reports on risk management to the full Board.

In addition to the Audit Committee, the other committees of the Board consider risks within their areas of responsibility. For example, the Compensation Committee considers risks that may be implicated by the Company’s executive compensation programs. The Company does not believe that risks relating to its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Code of Ethics. We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees (the “Code of Ethics”). The Code of Ethics is available on the Corporate Governance page of our web site located at www.redrockresorts.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at this location on our website or report the same on a Current Report on Form 8-K. Our Code of Ethics is available free of charge upon request to our Corporate Secretary, Red Rock Resorts, Inc., 1505 S. Pavilion Center Dr., Las Vegas, Nevada 89135.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. We believe that during the 2016 fiscal year, all of our directors, executive officers and greater than ten-percent stockholders complied with the requirements of Section 16(a), except that one greater than ten-percent stockholder, Deutsche Bank AG, filed a Form 4 on November 18, 2016 to report a sale of Class A common stock that occurred on November 10, 2016. This belief is based on our review of forms filed or written notice that no reports were required.

2016 Director Compensation

Members of the Board who are employees of the Company do not receive compensation for their service on the Board. However, prior to the consummation of the IPO, Frank J. Fertitta III and Lorenzo J. Fertitta were each paid $41,667 for their services as members of the board of managers of Station LLC.

The following table sets forth information regarding non-employee director compensation for 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(a)	Total ($)@
Robert A. Cashell, Jr.	$116,667	$149,994	$266,661
Robert E. Lewis	$118,333	$149,994	$268,327
James E. Nave	$138,333	$149,994	$288,327

(a)	Amount reflects the full grant date fair value of the stock awards granted during 2016 computed in accordance with Accounting Standards Codification 718 (“ASC Topic 718”), rather than the amounts paid to or realized by the named individual. A total of 7,692 shares were granted to each director in April 2016 and fully vest on the first anniversary of May 2, 2016.

Non-Employee Director Compensation Structure

As of May 2, 2017, our non-employee director compensation program is structured as follows:

Amount ($)
Base Annual Retainer, all board members	90,000
Audit Committee Chairman base fee	30,000
Audit Committee Member base fee	15,000
Compensation Committee Chairman base fee	20,000
Compensation Committee Member base fee	10,000
Nominating and Governance Committee Chairman base fee	12,500
Nominating and Governance Committee Member base fee	5,000
Lead Independent Director base fee, in addition to Board membership	25,000

Directors are reimbursed for expenses to attend Board and committee meetings.

In addition, each non-employee director receives an annual grant of restricted stock with a value of approximately $150,000.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with it the firm’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with its independence.

The Audit Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audits of the financial statements, the effectiveness of our internal control over financial reporting, our progress in assessing the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board on its findings.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in our filing with the Securities and Exchange Commission of our Annual Report on Form 10-K, for the year ended December 31, 2016.

James E. Nave, D.V.M., Chairman

Robert A. Cashell, Jr.

Robert E. Lewis

May 1, 2017

PROPOSAL 1—ELECTION OF DIRECTORS

The current Board consists of five directors. Our Board recommends that the nominees listed below be elected as members of the Board at the Annual Meeting.

Pursuant to our certificate of incorporation, our Board shall be of one class and each director shall serve until his or her successor shall have been duly elected and qualified or, if earlier, until his or her death, resignation or removal. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

The following is a brief description of the background and business experience of each of our directors and nominees:

Name	Age	Director Since	Position(s)
Frank J. Fertitta III*	55	2015	Director
Lorenzo J. Fertitta*	48	2015	Director
Robert A. Cashell, Jr.	51	2015	Director
Robert E. Lewis	71	2015	Director
James E. Nave, D.V.M.	72	2015	Director

*	Frank J. Fertitta III and Lorenzo J. Fertitta are brothers.

Nominees

Frank J. Fertitta III. Mr. Fertitta has served as CEO of Red Rock and the Chairman of the Board since October 2015. Mr. Fertitta has also served as CEO of Station LLC since June 2011 and served as a member of Station Holdco’s board of directors from June 2011 until Station Holdco became member managed in connection with the IPO. Mr. Fertitta also served as President of Station LLC from January 2011 to October 2012. Mr. Fertitta served as Chairman of the board of directors of Station Casinos Inc., the Company’s predecessor (“STN”) from February 1993, CEO of STN from July 1992 and President of STN from July 2008, in each case through June 2011; Mr. Fertitta also served as President of STN from 1989 until July 2000. He has held senior management positions since 1985, when he was named General Manager of Palace Station. He was elected a director of STN in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer. Mr. Fertitta was also the co-owner of Fertitta Entertainment until the time it was acquired by Station LLC in May 2016, serving as the CEO since April 2011, and the co-owner of Zuffa, LLC until it was sold in August 2016. We believe that Mr. Fertitta’s experience and business expertise in the gaming industry, as well as his position as one of our principal equityholders, give him the qualifications and skills to serve on the Board.

Lorenzo J. Fertitta. Mr. Fertitta has served as a member of the Board of the Company since its formation in September 2015 and Vice Chairman of the Board since January 2017. He has served as a member of Station Holdco’s board of directors from June 2011 until Station Holdco became member managed in connection with the IPO. Mr. Fertitta served as Vice Chairman of the board of directors of STN from December 2003 and as a director from 1991, in each case through June 2011. Mr. Fertitta also served as President of STN from July 2000 until June 2008. Mr. Fertitta was also the co-owner of Fertitta Entertainment until the time it was acquired by Station LLC in May 2016 and the co-owner of Zuffa, LLC until it was sold in August 2016 and served as Chairman and CEO of Zuffa, LLC from June 2008 until August 2016. From 1991 to 1993, he served as Vice President of STN. Mr. Fertitta served as President and CEO of Fertitta Enterprises, Inc. from June 1993 to July 2000, where he was responsible for managing an investment portfolio consisting of marketable securities and real property. Mr. Fertitta served as a member of the board of directors of the Nevada Resort Association from 2001 to 2008. Mr. Fertitta served as a director of the American Gaming Association from December 2005 to May 2008 and as a commissioner on the Nevada State Athletic Commission from November 1996 until July 2000. We believe that Mr. Fertitta’s experience and business expertise in the gaming industry, as well as his position as one of our principal equityholders, give him the qualifications and skills to serve on the Board.

Robert A. Cashell, Jr. Mr. Cashell has served as a member of the Board of the Company since its formation in September 2015 and as a member of Station Holdco’s board of directors from June 2011 until Station Holdco became member managed in connection with the IPO. He has been involved in the gaming industry for over 25 years, beginning in management training in 1979 at Boomtown Hotel and Casino in Northern Nevada. From 1991 to 1998, Mr. Cashell served as General Manager of the Horseshoe Club in Reno, Nevada. Since 1995, Mr. Cashell has also served as President of Northpointe Sierra, Inc. which owns and operates 5 casinos within TA and Petro Travel Centers in northern and southern Nevada under the brand name Alamo Casino. Since 2001, Mr. Cashell has owned and served as President of Topaz Lodge and Casino in Gardnerville, Nevada. Between 2003 and 2007, Mr. Cashell managed other gaming properties in Nevada on behalf of owners and investment groups. In 2013, Mr. Cashell acquired the Winners Inn and Pete’s Gambling Hall in Winnemucca, Nevada and serves as the company’s President. Since 2000, Mr. Cashell has served as the Chairman of Heritage Bancorp and Heritage Bank of Nevada. We believe that Mr. Cashell’s experience and business experience in the gaming industry give him the qualifications and skills to serve on the Board.

Robert E. Lewis. Mr. Lewis has served as a member of the Board of the Company since its formation in September 2015 and as a member of Station Holdco’s board of directors from June 2011 until Station Holdco became member managed in connection with the IPO and served as a director of STN from May 2004 until November 2007. While a Director of STN, he served on the Audit and Governance and Compensation Committees. Mr. Lewis has served as president of the Nevada Division of Lewis Operating Corp., a builder and owner of rental communities, shopping centers, office buildings and industrial parks of distinction, since December 1999. Mr. Lewis became the president of the Nevada Region of Kaufman and Broad Home Corporation upon the merger of Lewis Homes Management Corp. and Kaufman and Broad Home Corporation in January 1999. He served in that capacity until December 1999. Prior to the merger, Mr. Lewis ran the Nevada operations of the Lewis Homes group of companies and its affiliates for 25 years. He has served as a director for the National Association of Home Builders and as a director and President of the Southern Nevada Home Builders Association from 1987 to 1988. Mr. Lewis served on the Executive Committee of the Nevada Development Authority, served as its Legislative Committee Co-Chairman for a number of years, and was its Secretary from 1995 to 1997. He served as the Chairman of the Las Vegas District Council of the Urban Land Institute from 2002 to 2005 and served on the Clark County Community Growth Task Force from 2004 to 2005. We believe that Mr. Lewis’s experience and business expertise give him the qualifications and skills to serve on the Board.

James E. Nave, D.V.M. Dr. Nave has served as a member of the Board of the Company since its formation in September 2015 and as a member of Station Holdco’s board of directors from June 2011 until Station Holdco became member managed in connection with the IPO and served as a director of STN from March 2001 until June 2011. During that period, he was the Chairman of the Audit Committee and served on the Governance and Compensation Committee. Dr. Nave has been an owner of the Tropicana Animal Hospital since 1974 and has been the owner and manager of multiple veterinary hospitals since 1976. Dr. Nave served on the board of directors of Bank of Nevada (formerly Bank West of Nevada) from 1994 to January 2014. Dr. Nave has served on the board of directors of Western Alliance Bancorporation since 2003, where he also serves as a member of the Audit and Compensation Committees. Dr. Nave also served as the Director of International Affairs for the American Veterinary Medical Association (the “AVMA”) from July 2001 to July 2013. Previously Dr. Nave served as the Globalization Liaison Agent for Education and Licensing of the AVMA, and he was also the Chairperson of the AVMA’s National Commission for Veterinary Economics Issues from 2001 through July 2007. In addition, Dr. Nave is a member and past President of the Nevada Veterinary Medical Association, the Western Veterinary Conference and the American Veterinary Medical Association. He is also a member of the Clark County Veterinary Medical Association, the National Academy of Practitioners, and the American Animal Hospital Association and previously served on the Executive Board of the World Veterinary Association.

Dr. Nave was the chairman of the University of Missouri College of Veterinary Medicine Development Committee from 1984 to 1992. He was also a member of the Nevada State Athletic Commission from 1988 to 1999 and served as its chairman from 1989 to 1992 and from 1994 to 1996. We believe that Dr. Nave’s financial and business expertise, including his diversified background of managing and directing a variety of public and private organizations, give him the qualifications and skills to serve on the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We urge stockholders to read the “Executive Compensation—Compensation Discussion and Analysis” beginning on page 24 of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, beginning on page 34 of this proxy statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Executive Compensation—Compensation Discussion and Analysis” are effective in achieving our compensation objectives and contribute to the Company’s performance.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Company’s 2017 Definitive Proxy Statement on Schedule 14A.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company, the Board and the Compensation Committee. The say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices, and plans described in this proxy statement. Although non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY “SAY-ON-PAY” RESOLUTION TO APPROVE OUR EXECUTIVE COMPENSATION.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF “SAY-ON-PAY” VOTES

Section 14A of the Exchange Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preferences as to how frequently we should seek advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this Proposal 3, stockholders may indicate whether they would prefer that we conduct advisory votes on executive compensation every one, two, or three years. Stockholders also may, if they desire, abstain from casting a vote on this proposal.

After careful consideration of the various arguments supporting each frequency level, the Board has determined that holding an advisory “say-on-pay” vote every year on our executive compensation is the most appropriate policy for the Company at this time, and recommends that stockholders vote for advisory “say-on-pay” votes on our executive compensation to occur once every year.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the option of once every one year, two years, or three years that receives the affirmative vote of a majority of the votes cast by stockholders present by webcast or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting will be the frequency that stockholders approve will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

This vote is advisory and not binding on the Company or the Board in any way. Although non-binding, the Board will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs. Also, as a controlled company, Red Rock’s controlling stockholders will be able to effectively weigh in on compensation, on stockholders’ behalf, on a continuing basis.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstaining). Stockholders are not voting to approve or disapprove the Board’s recommendation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO CONDUCT ADVISORY “SAY-ON-PAY” VOTES EVERY YEAR.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017. Services provided to the Company and its subsidiaries by Ernst & Young LLP for the year ended December 31, 2016 are described below and under “Audit Committee Report” located on page 13 of this proxy statement.

Fees and Services

The following table summarizes the aggregate fees for professional audit services and other services rendered by Ernst & Young LLP for the years ended December 31, 2016 and 2015:

	2016	2015
Audit Fees(a)	$4,783,902	$2,911,339
Audit-Related Fees(b)	$37,000	$35,000
Tax Fees(c)	$125,000	$625,221
All Other Fees(d)	$2,490	$2,490

(a)	Audit Fees—Fees for audit services for 2016 and 2015 consisted of: (1) professional services rendered in connection with the audits of the Company’s annual financial statements included in its Annual Report on Form 10-K and for the review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q’s, (2) regulatory filings, and (3) professional services related to our Registration Statements on Form S-1 related to our IPO and the Fertitta Entertainment Acquisition.
(b)	Audit-Related Fees—Fees for audit-related services for 2016 and 2015 consisted of amounts paid for audits of our employee benefit plan.
(c)	Tax Fees—Fees for tax services for 2016 and 2015 consisted primarily of tax advisory services.
(d)	All Other Fees—Represents an annual charge for an online technical accounting research tool.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditors. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

The Audit Committee approved all services provided by Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2017.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

EXECUTIVE OFFICERS

Executive officers are elected annually and serve at the discretion of our Board and hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Frank J. Fertitta III serves as Chairman of the Board and CEO and is the brother of Lorenzo J. Fertitta, who serves as Vice Chairman of the Board. Frank J. Fertitta III’s business experience is discussed above “Item 1—Election of Directors.” Other executive officers and their ages as of the date of this proxy statement are:

Name	Age	Position
Frank J. Fertitta III	55	Chairman of the Board and CEO
Richard J. Haskins	53	President
Stephen L. Cootey	48	Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer
Jeffrey T. Welch	55	Executive Vice President and Chief Legal Officer
Joseph J. Hasson	60	Executive Vice President of Operations
Marc J. Falcone(1)	44	Executive Vice President, Chief Financial Officer and Treasurer
Daniel J. Roy(2)	57	Executive Vice President and Chief Operating Officer
Stephen L. Cavallaro(3)	59	Executive Vice Chairman

(1) Mr. Falcone’s employment with the Company will terminate on May 31, 2017.

(2) Mr. Roy’s employment with the Company terminated on May 15, 2017.

(3) Mr. Cavallaro retired from the Company on December 31, 2016.

Richard J. Haskins. Mr. Haskins has served as President of Red Rock and Station LLC since October 2015. Mr. Haskins served as Executive Vice President, General Counsel and Secretary of Station LLC from January 2011 to October 2015. He also served as Executive Vice President, General Counsel and Secretary of Fertitta Entertainment from April 2011 to May 2016. Mr. Haskins served as Executive Vice President and Secretary of STN from July 2004 and served as General Counsel of STN from April 2002, in each case through June 2011. He previously served as Assistant Secretary of STN from September 2003 to July 2004, as Vice President and Associate General Counsel of STN from November 1998 to March 2002 and as General Counsel of Midwest Operations of STN from November 1995 to October 1998. Mr. Haskins is a member of the American Bar Association, the Missouri Bar Association and Nevada Bar Association.

Stephen L. Cootey. Mr. Cootey has served as Executive Vice President and Chief Administrative Officer of Red Rock and Station LLC since March 2017 and as Chief Financial Officer and Treasurer of Red Rock and Station LLC since May 2017. Mr. Cootey served as the Chief Financial Officer of Wynn Resorts Ltd. from May 2014 to March 2017, its Treasurer from February 2014 to March 2017 and its Senior Vice President from January 2014 to May 2014. He served as Senior Vice President of Corporate Finance at Las Vegas Sands Corporation from March 2012 to December 2013 and its Vice President of Corporate Finance from October 2009 to March 2012. From June 2004 to October 2009, he was a Partner and Senior Research Analyst of Prides Capital, LLC. He served as Vice President of Credit Suisse First Boston 2001 to 2004.

Jeffrey T. Welch. Mr. Welch has been named Executive Vice President and Chief Legal Officer of Red Rock effective upon commencement of his employment with the Company, which is expected to be on or around June 21, 2017. Mr. Welch has served in a variety of positions at Deutsche Bank AG, including Managing Director and Senior Counsel since 2003, as Director and Counsel from 1997 to 2003 and as Vice President and Counsel from 1993 to 1997. In addition, Mr. Welch served as Deutsche Bank’s representative on the Board of Directors of Station Holdco from 2013 to 2016. Prior to joining Deutsche Bank, Mr. Welch was an Associate at White & Case from 1988 to 1993. Mr. Welch received a B.A from Duke University and a J.D. from the University of Virginia School of Law.

Joseph J. Hasson. Mr. Hasson was appointed Executive Vice President of Operations of Red Rock in May 2017. Mr. Hasson served as Senior Vice President of Operations of Station LLC since March 2017 and as Vice President and General Manager of Graton Resort & Casino from October 2012 to March 2017. From August 2011 to September 2012, Hasson was employed as a General Manager with Penn National Gaming, Inc. From 2003 to 2011, Mr. Hasson served as Vice President and General Manager of various properties owned by Station Casinos, Inc., a predecessor to the Company. From 1981 to 2003, Mr. Hasson was employed by Harrah’s Entertainment and its predecessor and related companies in various roles, including, without limitation, Vice President, General Manager and Senior Vice President.

Marc J. Falcone. Mr. Falcone served as Executive Vice President, Chief Financial Officer and Treasurer of Red Rock from October 2015 to May 31, 2017 and Executive Vice President and Chief Financial Officer of Station LLC from June 2011 to May 31, 2017. Mr. Falcone also served as Treasurer of Station LLC since January 2013. Mr. Falcone served as Chief Financial Officer of Fertitta Entertainment from November 2010 through May 2016. From June 2008 to October 2010, Mr. Falcone worked at Goldman Sachs where he focused on restructuring transactions in the hospitality and gaming sectors under that firm’s Whitehall division. From May 2006 to June 2008, Mr. Falcone was a senior analyst at Magnetar Capital, LLC (an alternative asset management firm), covering the gaming, lodging, leisure, REIT and airline industries. From May 2002 to June 2006, Mr. Falcone was a Managing Director for Deutsche Bank Securities Inc. covering gaming, lodging and leisure companies and was recognized as one of the industry’s top analysts. Prior to joining Deutsche Bank Securities Inc., Mr. Falcone worked for Bear Stearns & Co., also covering the gaming, lodging, and leisure industries.

Daniel J. Roy. Mr. Roy served as Executive Vice President and Chief Operating Officer of Red Rock from November 2015 to May 15, 2017 and as Executive Vice President of Operations for Station LLC from June 2013 to October 2015. From February 2013 to June 2013, Mr. Roy served as Senior Vice President of Gaming Operations for Station LLC. From 2009 to 2012, Mr. Roy served as Executive Vice President of Operations for Warner Gaming. From 2001 to 2009, Mr. Roy served as Senior Vice President of Operations for STN. From 1997 to 2001, Mr. Roy served as Senior Vice President of Iowa Operations for Harvey’s Casinos Resorts.

Stephen L. Cavallaro. Mr. Cavallaro served as Executive Vice Chairman of Red Rock from October 2015, President of Station LLC and Fertitta Entertainment from October 2012, and as Chief Operating Officer of Station LLC and Fertitta Entertainment from June 2013, in each case through December 2016. Mr. Cavallaro served as the Chairman, President and CEO of Cavallaro Consulting Group from 2005 to 2012. From 2001 to 2004, Mr. Cavallaro was Executive Vice President and Chief Operating Officer of Station Casinos, Inc. From 2000 to 2001, he served as Chairman, President and CEO of Cavallaro Consulting Group. Mr. Cavallaro served as President and CEO of Travelscape.com from 1999 to 2000. Mr. Cavallaro served as Executive Vice President and Chief Operating Officer of Harveys Casino Resorts from 1996 to 1999. From 1994 to 1995, he served as Senior Vice President and General Manager of Hard Rock Hotel & Casino.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our core strategy for delivering value to stockholders is centered on attracting customers to our gaming and non-gaming offerings, which include restaurants, hotels and other entertainment amenities. Key components of our strategy include:

•	Providing a high quality, value-oriented gaming and entertainment experience.

•	Generating revenue growth through targeted marketing and promotional programs.

•	Maximizing business profitability through operational excellence and cost management.

•	Utilizing a flexible capital structure to drive growth and equity holder returns.

•	Maintaining positive employee relations that instill a sense of loyalty among our employees.

•	Providing management and development services to Native American gaming projects.

The executive compensation program described in this section was designed to focus our management team on implementing and achieving that strategy.

Key Strategic Accomplishments. 2016 was a transformational year for Red Rock. Certain of our key accomplishments are highlighted below:

•	Successfully completed an initial public offering of 29.5 million Class A shares, generating net proceeds of $541 million.

•	Completed a $2.4 billion refinancing of Station LLC’s credit facility, which provided increased borrowing capacity, additional financial flexibility and reduced borrowing costs.

•	Acquired the Palms Casino Resort, a property that provides key strategic benefits in the Las Vegas market and close proximity to the Las Vegas Strip, for $316 million.

Financial Results. The Company achieved solid financial results for stockholders in 2016, including the following:

•	Increased operating results. Our 2016 reported results for Net Revenue, Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), and Net Income exceeded our 2015 reported results, as indicated below*. Adjusted EBITDA results were at their highest since 2007.

*

Net Revenue, Adjusted EBITDA and Net Income are reported in the Company’s Form 10-K Annual Report for the year ended December 31, 2016. “Adjusted EBITDA” refers to non-GAAP operating earnings as reported in the Company’s Form 8-K Current Report filed as of March 7, 2017. The Report includes additional information regarding how Adjusted EBITDA is calculated and reconciled to GAAP net income.

•	Strong total stockholder return. For the approximately eight months in 2016 since the IPO, our total stockholder return (“TSR”) was 25.1%, above that of the S&P 400 and our Peer Group of gaming companies (as described in more detail below).

Pay for Performance. Our executive compensation program is heavily weighted towards performance-based compensation that provides a direct link between corporate performance and pay outcomes for our executives. In addition, we set performance objectives in our annual bonus plan. These factors are explained below.

•	Compensation Mix. There are four elements of total compensation for our senior executives: base salary, annual incentives, long-term incentives and other compensation (benefits and perquisites). In connection with our IPO, our CEO agreed not to receive any equity awards in 2016 or 2017. Hence, his compensation mix for 2016 and 2017 is approximately 43% performance-based through our annual incentive plan. If he were to receive long-term equity incentive awards, his percentage of performance-based compensation would be greater than that of our other named executive officers. As a group, 74% of the compensation opportunity for our other named executive officers is performance-based through our annual cash incentives and long-term equity awards, as indicated in the graph below.

•	Performance goals. Our philosophy is to set challenging performance standards which must be met as a condition of earning an annual bonus.

Executive Compensation Practice Highlights

We employ a number of plan design features and practices that strengthen the alignment of our executive compensation program with stockholder value.

What We Do		What We Don’t Do
✓	Independent Compensation Committee	☒	Reprice and repurchase options without stockholder approval
✓	Independent compensation consultant	☒	Pension/supplemental retirement plan payouts for named executive officers
✓	Stockholder “say on pay” votes	☒	Liberal change in control definition in individual contracts or equity plans which could result in payments to named executive officers without an actual change in control occurring
✓	Executive session without management at Compensation Committee meetings	☒	Change in control severance payments without involuntary job loss or adverse employment changes
✓	Robust stock ownership guidelines	☒	Excessive severance/change in control payments and benefits
✓	Compensation clawback policy that applies to our cash and equity incentives
✓	Award 50% of long-term incentive value in stock options that align with stockholder value
✓	Annual compensation review

Say on Pay

As a newly public company in 2016, we will hold our first non-binding stockholder advisory vote on the compensation of our named executive officers at the Annual Meeting. Thus, we have not previously considered the vote of our stockholders in determining the compensation of our named executive officers. The Compensation Committee and the Board will consider the outcome of future stockholder advisory votes, including the vote that will take place at the Annual Meeting, when we make compensation decisions for our named executive officers in the future.

Executive Compensation Philosophy

The Compensation Committee believes that attracting, motivating and retaining a team of high-performing executives with strong industry expertise is critical to advancing the interests of stockholders and maximizing stockholder value. To promote these objectives, the Compensation Committee is guided by the following principles in developing our executive compensation program and in making pay decisions:

•	Key Talent. The pay program should enable the Company to attract individuals with the background, experience, and talent required to lead the development and successful implementation of the Company’s business strategy.

•	Pay for Performance. A high proportion of total compensation should be at risk for achievement of challenging annual operating goals, without incentivizing excessive risk-taking, and for long-term value creation for stockholders.

•	Long-term Orientation. Long-term incentives should require longer-than-typical service in order to vest, and the mix of incentives should place emphasis on long-term sustainable growth and profitability.

•	Total Compensation Context. Decisions on pay levels and increases for executives should be made in the context of total compensation relative to pay practices of competitors for key talent and in consideration of sustained individual performance, scope of responsibilities, knowledge and experience, and internal parity among executives where appropriate.

The Compensation Committee regularly assesses the Company’s executive compensation program to ensure that it remains aligned with the Company’s business strategy and that it is effective in supporting the Company’s talent needs.

Program Overview

This Compensation Discussion and Analysis (“CD&A”) focuses on the following executives, who were our named executive officers (“NEOs”) in 2016:

Name	Title
Frank J. Fertitta III	Chairman of the Board and CEO
Richard J. Haskins	President
Marc J. Falcone	Executive Vice President, Chief Financial Officer and Treasurer
Daniel J. Roy	Executive Vice President and Chief Operating Officer
Stephen L. Cavallaro	Executive Vice Chairman

Each component of our executive compensation program and the related rationale are highlighted below:

Purpose	Rationale
Base salary

•       Provides a competitive, fixed level of cash compensation to attract and retain talented and skilled senior executives.

•       Recognizes sustained performance, capabilities, job scope, knowledge and experience, and supports internal pay equity.

Annual cash incentives

•       Motivates and rewards achievement of challenging annual objectives that drive stockholder value.

•       Rewards achievement of financial and other operating goals that provide the foundation for future growth and profitability.

Stock options	• Aligns executives with stockholders on gains in equity value. • Encourages retention through time-based vesting over four years and a seven-year period to exercise the options.

Restricted stock	• Provides retention motivation through awards of Company shares. • Encourages executive retention through time-based vesting of 50% after three years and 50% after four years.

Executive benefits and perquisites	• Facilitates executive health and focus on our business by providing supplemental executive medical and life insurance benefits and tax preparation services.

How We Make Compensation Decisions

Role of the Compensation Committee. The Compensation Committee oversees the development and administration of our executive compensation program, including the underlying philosophy and related policies. The Compensation Committee’s responsibilities and its process for determining the compensation of our executives include the following:

•	Annual Program Assessment. Assess the Company’s executive compensation program to ensure that it is aligned with the Company’s business strategy and is effective in supporting the Company’s talent needs. Solicit recommendations for changes from management and our compensation consultant as appropriate. Recommend to the full Board of Directors the specific plan designs and features to be implemented or utilized.

•	Performance Goals. Annually review and approve corporate and strategic goals and objectives relevant to the compensation of the CEO and the other NEOs. Assess the performance of our NEOs against those goals.

•	Equity Awards. Review and approve all equity compensation awards granted by the Company. Review the impact of equity awards on dilution of stockholders relative to peer practices.

•	Compensation Decisions. Determine and approve compensation levels, including base salary, incentive opportunities, and other benefits, of the CEO. Recommend pay changes for our other NEOs, including base salary, target annual incentive and annual incentive amounts earned, to the full Board for approval. In making such determination and developing such recommendations, consider all relevant information, including the Company’s overall performance, shareholder return, the performance of the Company’s business segments, the achievement of specific corporate goals and objectives, the achievement of any specific individual goals that have been assigned, individual performance on job duties, compensation previously provided, compensation of other executives of the Company, employment agreement terms, and competitor compensation levels. Review and approve individual grants of equity awards to our NEOs. In addition, the Compensation Committee considers, as appropriate, views expressed by stockholders on executive compensation matters, including the results of stockholder advisory votes on executive compensation.

•	Risk. Annually review the risks and rewards associated with the Company’s compensation programs. Ensure that the Company’s executive compensation program includes plan design features that mitigate risk without diminishing the incentive nature of the compensation and encourages and rewards prudent business judgment and appropriate risk-taking over the short term and the long term.

Role of Executive Officers. The CEO makes recommendations to the Compensation Committee on plan design, financial and strategic performance goals, performance and compensation of other NEOs, and management transitions and succession. No executive officer is otherwise involved in the NEO compensation determinations, and all such determinations are made by the Compensation Committee or the Board, as applicable.

Role of the Compensation Consultant. Pursuant to its charter, the Compensation Committee has the authority to retain independent consultants to provide advice to the Compensation Committee. In connection with the IPO, we retained Pay Governance LLC, a nationally-recognized independent compensation consulting firm, to evaluate our then-existing compensation programs and to provide guidance with respect to developing and implementing our compensation philosophy and programs as a public company.

In July 2016, the Compensation Committee retained Pay Governance to assist the Compensation Committee in performing its duties going forward. Pay Governance does not provide other services to the Company or the Company’s management. In 2016, Pay Governance advised the Compensation Committee with respect to compensation trends and best practices, competitive pay levels, equity grant practices and competitive levels, peer group benchmarking, and equity incentives.

Independence of the Compensation Consultant. The Compensation Committee has determined that Pay Governance LLC is independent and the services provided by Pay Governance during fiscal year 2016 did not raise any conflicts of interest. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.

Peer Group Benchmarking. The Compensation Committee uses a compensation “Peer Group” to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee’s consultant reviews the companies in our Peer Group annually and proposes changes in response to mergers and acquisitions, significant movements in revenues or market capitalization, and revised business strategies.

In connection with our IPO, the Peer Group consisted of 11 peer companies. Since our IPO, the Peer Group was modified to remove Bally Technologies due to its acquisition by Scientific Games and to add Churchill Downs, Eldorado Resorts, and International Game Technologies in order to enhance the robustness of the pay data. The Company’s pre-IPO and post-IPO Peer Groups are listed below. All peer companies were engaged in the gaming or gaming equipment businesses.

Peer Group		Company	Primary Business
IPO	Post IPO		Gaming	Gaming Equipment
✓		Bally Technologies, Inc.		✓
✓	✓	Boyd Gaming Corporation	✓
✓	✓	Caesars Entertainment Corporation	✓
	✓	Churchill Downs Incorporated	✓
	✓	Eldorado Resorts, Inc.	✓
✓	✓	International Game Technology PLC		✓
✓	✓	Isle of Capri Casinos, Inc.	✓
✓	✓	Las Vegas Sands Corporation	✓
✓	✓	MGM Resorts International	✓
✓	✓	Penn National Gaming, Inc.	✓
✓	✓	Pinnacle Entertainment, Inc.	✓
✓	✓	Scientific Games Corporation		✓
✓	✓	Wynn Resorts, Limited	✓
11	12	Total Peer Companies

The peer companies have revenue and market capitalization in a broad range around that of Red Rock, but the Compensation Committee believes these are the companies that compete for talent with the requisite experience and capabilities to be successful in a highly competitive and specialized industry like gaming.

Red Rock’s trailing twelve month (TTM) revenue was between the low and median of the Peer Group companies and its market capitalization was above the Peer Group median.

Company Scope(1)	Red Rock	Post-IPO Peer Group
		Low	Median	High
TTM Revenue ($M)	$1,452	$873	$2,942	$11,410
Market Capitalization ($M)	$2,669	$754	$1,788	$43,936

(1)	Based on data available on January 15, 2017.

The Compensation Committee reviews executive compensation in the context of the range of competitive practices for similar positions and does not target a specific market percentile.

Fiscal Year 2016 Executive Compensation Program and Pay Decisions

Background. Prior to our IPO on May 2, 2016, all of our NEOs other than Mr. Roy (the “FE NEOs”) were employees of Fertitta Entertainment. The FE NEOs were not compensated directly by the Company; however, they received compensation for services as our executive officers from Fertitta Entertainment, to whom we paid management fees. As a result of those management arrangements, the compensation of the FE NEOs was determined exclusively by Fertitta Entertainment and we did not influence the determination of the amount or elements of such compensation. Accordingly, we did not have an executive compensation program for the FE NEOs prior to completion of the IPO, when the FE NEOs became employees of Red Rock.

In connection with and immediately following our IPO, several key compensation decisions were made:

•	Employment agreements. Red Rock and Station LLC entered into new employment agreements with each of the FE NEOs, effective as of May 2, 2016.

•	Annual incentives. Certain of our NEOs received annual bonus payments from Fertitta Entertainment for their services. However, as described below, the Company ultimately did not make bonus payments to any of the NEOs for 2016.

•	Long-Term Incentives. Upon the successful completion of the IPO, none of the FE NEOs had any equity or other long-term incentives in the Company. Hence, we granted equity incentive awards to our NEOs (other than Mr. Fertitta) under the Red Rock, Inc. 2016 Equity Incentive Plan (the “2016 Plan”).

Base Salaries. The employment agreements with each of our NEOs sets forth an annual base salary effective May 2, 2016. Pursuant to the terms of the agreements, base salary may be increased following the second anniversary of our IPO for Mr. Fertitta and following the first anniversary for the other NEOs. In the future, the Compensation Committee will review base salaries annually, and will consider, among other things, significant increases in position, responsibilities, demonstrated capabilities, and sustained individual performance, as well as whether any significant gaps in internal pay equity or external pay competitiveness exist.

Aggregate base salaries for our NEOs declined 1% in FY 2016 versus FY 2015. The FY 2016 base salaries for Mr. Fertitta and Mr. Falcone were not changed. The FY 2016 base salary for Mr. Cavallaro reflects a reduction in his base salary consistent with his reduced responsibilities. The FY 2016 base salaries for Mr. Haskins and Mr. Roy increased commensurate with an expansion of their respective responsibilities.

Name	FY 2015 Base Salary	FY 2016 Base Salary	Change
Frank J. Fertitta III	$1,000,000	$1,000,000	0%
Richard J. Haskins	$620,192	$750,000	21%
Marc J. Falcone	$600,000	$600,000	0%
Daniel J. Roy	$513,762	$600,000	17%
Stephen L. Cavallaro	$1,000,108	$750,000	-25%

Annual Cash Incentives. Our NEOs are eligible to receive annual cash incentives. The Company did not establish financial goals for determining annual cash incentives in 2016.

As a foundation for the annual incentive program, the Compensation Committee sets individual incentive opportunities, expressed as a percentage of each individual’s base salary at year-end (after taking into account any mid-year salary adjustment). Each NEO’s target bonus percentage is established pursuant to his employment agreement as 100% of his annual base salary. The target incentive opportunities are reviewed by the Compensation Committee each year.

	Base Salary	Bonus Target
Name		% of Salary	Amount
Frank J. Fertitta III	$1,000,000	100%	$1,000,000
Richard J. Haskins	$750,000	100%	$750,000
Marc J. Falcone	$600,000	100%	$600,000
Daniel J. Roy	$600,000	100%	$600,000
Stephen L. Cavallaro	$750,000	100%	$750,000

No incentive awards were paid to any NEO for our performance for FY 2016. However, in 2016 our NEOs (other than Mr. Roy) received a bonus in the amount of one-third of their respective target annual bonus awards from Fertitta Entertainment in consideration of their services prior to the IPO.

Long Term Equity Incentives. On April 29, 2016, our stockholders voted to approve the 2016 Plan. The 2016 Plan was previously adopted by the Board on February 4, 2016. All Red Rock employees and non-employee directors are eligible for equity awards under the 2016 Plan. The 2016 Plan authorizes the Board (or a committee thereof) to award equity-based compensation in the form of (1) stock options, including incentive stock options, (2) stock appreciation rights, (3) restricted stock, (4) restricted stock units, (5) performance awards, (6) other stock-based awards, and (7) performance compensation awards. A total of 11,585,479 shares of Class A common stock are reserved for issuance under the 2016 Plan.

In connection with our IPO, our CEO has agreed not to receive any Company equity incentive awards in 2016 or 2017. In connection with the IPO, we granted equity incentive awards to our other NEOs under the 2016 Plan. The Compensation Committee determined that 50% of each other NEO’s award value be granted in the form of stock options and 50% in the form of restricted stock.

The stock options give the NEO the right to acquire shares of Class A common stock, at an exercise price equal to the per share offering price of the Class A common stock in our IPO for up to seven years following the grant. The stock option awards vest in installments of 25% on each of the first four anniversaries of May 2, 2016.

The restricted stock awards were made in Class A common stock. The restricted stock awards vest in installments of 50% on each of the third and fourth anniversaries of May 2, 2016.

The number and grant value of the 2016 equity awards granted to our NEOs are set forth in the table below.

	Stock Options		Restricted Stock		Total Grant Value of 2016 Awards
Name	Grant Value	Stock Options	Grant Value	Restricted Shares
Frank J. Fertitta III	$—	—	$—	—	$—
Richard J. Haskins	$750,000	125,000	$749,990	38,461	$1,499,990
Marc J. Falcone	$600,000	100,000	$599,996	30,769	$1,199,996
Daniel J. Roy	$600,000	100,000	$599,996	30,769	$1,199,996
Stephen L. Cavallaro	$750,000	125,000	$749,990	38,461	$1,499,990

Other Elements of Executive Compensation

Benefits and Perquisites. Each of our NEOs is entitled to receive the same group health, executive medical, disability and life insurance-related coverage and/or benefits, and tax preparation services, as were in effect with respect to the NEO immediately prior to the IPO, in each instance on a basis (including substantially comparable cost) consistent with that provided to the NEO immediately prior to the IPO. To the extent that our NEOs’ participation would not result in duplication of benefits, the NEOs are entitled to participate in all employee benefit programs made available to the Company’s executives or salaried employees generally.

Employment Agreements. In connection with our IPO, we entered into a new employment agreement with each of our NEOs (the “New Employment Agreements”). The New Employment Agreements became effective on May 2, 2016. The following is a summary of the terms of the New Employment Agreements.

•	Term. Fixed five-year term, unless the agreement is otherwise terminated pursuant to its terms.

•	Accrued and unpaid obligations at termination. In the event of termination for any reason, the NEOs are entitled to their accrued and unpaid obligations, such as unpaid salary, any annual bonus awarded but not yet paid, and reimbursement for previously-incurred expenses.

•	Termination for “cause.” Executives are not entitled to any additional payments or benefits upon a termination by the Company for “cause.”

•	Termination without “cause.” Executives receive additional payments consisting of a pro-rated annual bonus for the year of termination and a cash payment equal to the annual base salary in effect at the time of termination (paid in 12 equal monthly installments). In addition, group health and long-term disability insurance coverage is continued for 12 months (or a cash payment is made in lieu of continued coverage). Receipt of the additional payments is subject to the applicable NEO’s execution of a release of claims against the Company.

•	Termination without “cause” following a change in control. Executives receive the same payments and benefits as they would receive upon a termination without “cause.”

•	Resignation for “good reason” following a change in control. With the exception of Mr. Fertitta, the concept of “good reason” for resignation applies only following a “change in control” of the Company (as defined in the applicable New Employment Agreement). Upon a resignation by the executive for “good reason”, the NEO receives the same additional payments and benefits as the NEO would receive upon a termination by the Company without “cause.” Receipt of the additional payments is subject to the NEO’s execution of a release of claims against the Company.

•	Voluntary termination of employment. Executives do not receive any additional payments or benefits upon a voluntary termination of employment (not following a “change in control”), except in the case of Mr. Fertitta, who receives additional payments or benefits upon a resignation for “good reason” whether or not a “change in control” has occurred. Upon Mr. Fertitta’s resignation for “good reason,” he receives the same additional payments and benefits as he would upon a termination by the Company without “cause” (subject to the release requirement discussed above). If Mr. Fertitta resigns without “good reason” he does not receive any additional payments or benefits.

•	Termination as a result of death or disability. Executives receive a pro-rated annual bonus payment for the year of death or disability.

•	Restrictive covenants. The agreements include several obligations and restrictions for the NEOs that are designed to protect the interests of the Company:

•	Indefinite confidentiality obligations.

•	In the event of a termination without “cause” or for “good reason” in each case prior to the fifth anniversary of the IPO, noncompetition and non-solicitation restrictions apply through the second anniversary of the termination with respect to a defined “Restricted Area” (other than the “Las Vegas Strip”) and through the first anniversary with respect to the “Las Vegas Strip.”

•	In the event of any other termination, noncompetition and non-solicitation restrictions apply until the later of (1) the fifth anniversary of the IPO, (2) the second anniversary of the termination with respect to a defined “Restricted Area” (other than the “Las Vegas Strip”) and (3) through the first anniversary with respect to the “Las Vegas Strip.”

Executive Compensation Governance Policies

Clawback Policy. Any compensation paid to any NEO by us or any of our affiliates is subject to deductions and clawback as required by applicable law, regulations or stock exchange listing requirements.

Stock Ownership Guidelines. In connection with the IPO, the Company implemented stock ownership guidelines for our NEOs and non-employee directors as described below. Individuals have five years from the date they become subject to the stock ownership guidelines to satisfy them. Unvested restricted stock and shares owned outright are counted for purposes of satisfying the ownership guidelines.

Position	Stock Ownership Multiple of Base Salary
CEO	5x
Other NEOs	3x

Non-employee Directors. The Company’s stock ownership guidelines call for the Company’s non-employee directors to hold Company equity equal to two times annual retainer fees.

Tax Implications. Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives above $1 million in any fiscal year unless such compensation satisfies the Internal Revenue Code requirements for qualified performance-based compensation. While the Compensation Committee seeks to preserve tax deductibility in setting executive compensation, in order to maintain flexibility in compensating executives in a manner that is in the best interest of the Company and its stockholders, the Compensation Committee has not adopted a policy that all compensation must be deductible under Section 162(m) of the Internal Revenue Code.

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed this CD&A with management and, following that review and discussion, recommended to the Board that this CD&A be included in this proxy statement.

Compensation Committee

Robert E. Lewis, Chairman

Robert A. Cashell, Jr.

Dr. James E. Nave, D.V. M.

Executive Compensation Tables

The following table sets forth information regarding compensation paid to our NEOs for services rendered to us in all executive capacities during the years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(c)	All Other Compensation ($)(d)	Total ($)
Frank J. Fertitta III	2016	1,000,000	333,333	—	—	343,845	1,677,178
Chairman of the Board and CEO	2015	1,000,000	1,000,000	—	—	529,998	2,529,998
	2014	1,000,000	1,000,000	—	—	527,433	2,527,433

Richard J. Haskins	2016	750,000	250,000	749,990	750,000	18,382	2,518,372
President	2015	620,192	625,000	—	—	11,500	1,256,692
	2014	503,846	500,000	—	—	14,200	1,018,046

Marc J. Falcone(e)	2016	600,000	200,000	599,996	600,000	17,416	2,017,412
Executive Vice President,	2015	600,000	475,000	—	—	17,533	1,092,533
Chief Financial Officer and Treasurer	2014	503,846	500,000	—	—	26,803	1,030,649

Daniel J. Roy(f)	2016	600,000	—	599,996	600,000	21,727	1,821,723
Executive Vice President and	2015	513,762	500,000	—	—	21,852	1,035,614
Chief Operating Officer	2014	500,000	400,000	—	—	20,598	920,598
Stephen L. Cavallaro(g)	2016	750,000	250,000	749,990	750,000	59,566	2,559,556
Executive Vice Chairman	2015	1,000,108	1,239,961	—	—	67,658	2,307,727
	2014	1,031,698	1,205,402	—	—	61,941	2,299,041

(a)	Amounts shown are salary amounts earned without consideration as to the year of payment.
(b)	Amounts represent bonuses earned without consideration as to the year of payment.
(c)	Amount reflects the full grant date fair value of the stock awards granted during 2016, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. See the discussion under the caption “Long Term Equity Incentives” for information about equity incentives granted to the NEOs. The grant date fair value of options granted during 2016 was $6.00 per share. For a discussion of valuation assumptions, see Note 16 in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2016 filed on March 13, 2017.
(d)	All Other Compensation for 2016 consisted of the following:

Name	Life insurance	Executive medical	Tax preparation services	Other	Total
Frank J. Fertitta III	$226,896	$75,454	$—	$41,495	$343,845
Richard J. Haskins	3,529	4,853	10,000	—	18,382
Marc J. Falcone	4,351	8,065	5,000	—	17,416
Daniel J. Roy	13,170	8,557	—	—	21,727
Stephen L. Cavallaro	1,550	52,891	5,125	—	59,566

(1)	Represents personal use of aircraft leased by Fertitta Entertainment prior to the consummation of the IPO.

(e)	Marc J. Falcone’s employment with the Company will terminate on May 31, 2017. Mr. Falcone will serve as a consultant to the Company for a period of twelve months following the termination of his employment.
(f)	Daniel J. Roy’s employment with the Company terminated on May 15, 2017. Mr. Roy will serve as a consultant to the Company for a period of six months following the termination of his employment.
(g)	Stephen L. Cavallaro retired from the Company on December 31, 2016, at which time his unvested stock awards and option awards were cancelled.

Grants of Plan-Based Awards for 2016

The table below provides information regarding the grant of plan based awards in 2016.

Name	Grant Date	All Other Stock Awards: Number of Shares (#)(a)	All Other Option Awards: Number of Securities Underlying Options (#)(b)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(c)
Frank J. Fertitta III	N/A	N/A	N/A	N/A	N/A
Richard Haskins	4/26/16	38,461	—	—	$749,990
	4/26/16	—	125,000	$19.50	$750,000
Marc J. Falcone(d)	4/26/16	30,769	—	—	$599,996
	4/26/16	—	100,000	$19.50	$600,000
Daniel J. Roy(e)	4/26/16	30,769	—	—	$599,996
	4/26/16	—	100,000	$19.50	$600,000
Stephen L. Cavallaro(f)	4/26/16	38,461	—	—	$749,990
	4/26/16	—	125,000	$19.50	$750,000

(a)	The restricted stock awards vest in installments of 50% in each of the third and fourth anniversaries of May 2, 2016.
(b)	The stock option award vests in installments of 25% on each of the first four anniversaries of May 2, 2016.
(c)	The grant date fair value of options granted during 2016 was $6.00 per share. For a discussion of valuation assumptions, see Note 16 in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2016 filed on March 13, 2017.
(d)	Marc J. Falcone’s employment with the Company will terminate on May 31, 2017. Mr. Falcone will serve as a consultant to the Company for a period of twelve months following the termination of his employment.
(e)	Daniel J. Roy’s employment with the Company terminated on May 15, 2017. Mr. Roy will serve as a consultant to the Company for a period of six months following the termination of his employment.
(f)	Stephen L. Cavallaro retired from the Company on December 31, 2016, at which time his unvested stock awards and option awards were cancelled.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding equity awards of our NEOs as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Frank J. Fertitta III	—	—		—	—	—		—
Richard Haskins	—	125,000	(a)	$19.50	4/26/2023	38,461	(b)	$891,911
Marc J. Falcone(d)	—	100,000	(a)	$19.50	4/26/2023	30,769	(b)	$713,533
Daniel J. Roy(e)	—	100,000	(a)	$19.50	4/26/2023	30,769	(b)	$713,533
						34,475	(c)	$799,475
Stephen L. Cavallaro(f)	—	—		—	—	—		—

(a)	Scheduled to vest 25% on May 2, 2017 and each anniversary thereafter until fully vested on May 2, 2020.
(b)	Scheduled to vest 50% on May 2, 2019 and 50% on May 2, 2020.
(c)	Vested 23,050 shares on January 24, 2017 and scheduled to vest 11,425 shares on July 31, 2017.

(d)	Marc J. Falcone’s employment with the Company will terminate on May 31, 2017. Mr. Falcone will serve as a consultant to the Company for a period of twelve months following the termination of his employment.
(e)	Daniel J. Roy’s employment with the Company terminated on May 15, 2017. Mr. Roy will serve as a consultant to the Company for a period of six months following the termination of his employment.
(f)	Stephen L. Cavallaro retired from the Company on December 31, 2016, at which time his unvested stock awards and option awards were cancelled.

Awards Vested During 2016

There was no vesting of equity awards held by the NEOs during the year ended December 31, 2016, except for Station Holdco profit units and shares of restricted Class A common stock held by Mr. Roy. On January 24, 2016, 126,098 profit units held by Mr. Roy vested with a value of $443,955 using the Company’s IPO price of $19.50 per common share. In addition, the following shares of restricted Class A common stock held by Mr. Roy vested on July 31, 2016.

	Stock Awards
Name	Number of shares acquired on vesting	Value realized on vesting
Daniel J. Roy	11,425	$258,776

Estimated Payments and Benefits upon Termination

The chart below estimates the amounts that would be payable to each NEO upon a hypothetical termination of employment as of December 31, 2016, as a result of each of the termination scenarios described below.

	Salary Continuation ($)	Pro Rata Bonus(a) ($)	Health Benefits	Equity(b)	Total ($)
NEO Terminates Without Good Reason/Company Terminates for Cause
Frank J. Fertitta III	—	—	—	—	—
Richard J. Haskins	—	—	—	—	—
Marc J. Falcone	—	—	—	—	—
Daniel J. Roy	—	—	—	—	—
Stephen L. Cavallaro(c)	—	—	—	—	—
Death or Disability
Frank J. Fertitta III	—	666,667	—	—	666,667
Richard J. Haskins	—	500,000	—	—	500,000
Marc J. Falcone	—	400,000	—	—	400,000
Daniel J. Roy	—	600,000	—	—	600,000
Stephen L. Cavallaro	—	—	—	—	—
Company Terminates Without Cause or NEO terminates for Good Reason (other than in connection with a Change in Control)(d)
Frank J. Fertitta, III	1,000,000	666,667	17,877	—	1,684,544
Richard J. Haskins	750,000	500,000	17,877	—	1,267,877
Marc J. Falcone	600,000	400,000	17,877	—	1,017,877
Daniel J. Roy	600,000	600,000	11,729	—	1,211,729
Stephen L. Cavallaro	—	—	—	—	—

	Salary Continuation ($)	Pro Rata Bonus(a) ($)	Health Benefits	Equity(b)	Total ($)
Involuntary Termination following a Change in Control(e)
Frank J. Fertitta III	1,000,000	666,667	17,877	—	1,684,544
Richard J. Haskins	750,000	500,000	17,877	1,353,161	2,621,038
Marc J. Falcone	600,000	400,000	17,877	1,082,533	2,100,410
Daniel J. Roy	600,000	600,000	11,729	1,882,008	3,093,737
Stephen L. Cavallaro	—	—	—	—	—

(a)	Amounts in this column reflect the NEO’s target bonus for the year ended December 31, 2016, less any amounts paid by Fertitta Entertainment at the time of the IPO. This column does not include any unpaid prior year bonuses that were earned prior to the date of termination.
(b)	Amounts in this column reflect the value (spread value between exercise and stock price in the case of stock options) in respect of restricted stock awards and unvested stock options that would vest, based on the closing price of our common stock on the last trading day in the year ended December 31, 2016 ($23.19 on December 30, 2016). The amounts for each NEO are comprised of the following: Mr. Haskins: $461,250 in stock options and $891,911 in restricted stock awards; Mr. Falcone: $369,000 in stock options and $713,533 in restricted stock awards; and Mr. Roy: $369,000 in stock options and $1,513,008 in restricted stock awards.
(c)	Stephen L. Cavallaro retired from the Company on December 31, 2016. He was not entitled to payments upon resignation without “good reason.”
(d)	With the exception of Mr. Fertitta, the concept of “good reason” for resignation applies only following a “change in control” of the Company (as defined in his New Employment Agreement).
(e)	“Involuntary Termination” for purposes of this row means a termination by the Company without “cause” or a resignation by the NEO for “good reason.”

Red Rock Equity Compensation Plan Information

The following table sets forth information regarding Red Rock’s equity compensation plans as of December 31, 2016.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,637,029	$19.71	7,951,387
Equity compensation plans not approved by security holders	—	—	—

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

Our Board has a written related party transaction policy and procedures which gives our Audit Committee the power to approve or disapprove potential related party transactions of our directors and members of management, their immediate family members, and entities that hold more than 5% of any class of the Company’s equity securities. The Audit Committee is charged with reviewing all relevant facts and circumstances of a related party transaction, including the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person.

The policy has pre-approved the following related party transactions:

•	any employment by the Company of an executive officer of the Company if the related compensation is approved by the Board or the Compensation Committee, including, but not limited to, the reimbursement of reasonable business and travel expenses incurred in the ordinary course of business;

•	any compensation paid to a director if the compensation is required to be reported in the Company’s Annual Report on Form 10-K under Item 402 of Regulation S-K;

•	indemnification and advancement of expenses made pursuant to the Company’s organizational documents or pursuant to any agreement;

•	any transaction where another company at which a related party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than 10% of that company’s equity, if the aggregate amount involved does not exceed the greater of $1 million, or 2% of that company’s total annual revenues;

•	any contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party is a trustee, director, or employee other than an officer (or comparable position), provided that the contribution does not exceed the lesser of $1 million or 2% of the organization’s annual total revenues including contributions;

•	any transaction in which the related party’s interest arises solely from ownership of securities issued by the Company and all holders of such securities receive the same benefit on a pro rata basis as a related party; and

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids.

A related party transaction is defined as any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which (a) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any calendar year, (b) the Company is a participant, and (c) any related party has or will have a direct or indirect interest (other than solely as a result of being a director, officer or a less than 10% beneficial owner of another entity).

The following discussion reflects our relationships and related party transactions entered into prior to adoption of this policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy, but were nonetheless subject to the approval and review procedures in effect at the applicable times.

Limited Liability Company Agreement of Station Holdco

Station Holdco’s third amended and restated the limited liability company agreement (“Holdco Agreement”) provides, among other things that Red Rock controls all of the business and affairs of Station Holdco and its subsidiaries. Holders of LLC Units do not generally have voting rights under the Holdco Agreement.

Red Rock has the right to determine when distributions will be made to holders of LLC Units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, such distribution will be made to the holders of LLC Units on a pro rata basis in accordance with the number of LLC Units held by such holder.

The holders of LLC Units, including Red Rock, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Station Holdco. Net profits and net losses of Station Holdco will generally be allocated to holders of LLC Units (including Red Rock) on a pro rata basis in accordance with the number of LLC Units held by such holder. The Holdco Agreement provides for quarterly cash distributions, which we refer to as “tax distributions,” to the holders of the LLC Units. Generally, tax distributions will be computed by first determining the tax amount of each holder of LLC Units, which amount will generally equal the taxable income allocated to each holder of LLC Units (with certain adjustment) and then multiplying that income by an assumed tax rate. Station Holdco will then determine an aggregate tax distribution amount by reference to the highest individual LLC Unit holder’s tax amount and, subject to certain limitations, will distribute that aggregate amount to all holders of LLC Units as of the tax distribution date based on their percentage ownership interests at the time of the distribution.

The Holdco Agreement provides that, to the extent that such payments may be made in compliance with the terms of Station Holdco’s debt agreements and applicable law, in the sole discretion of Red Rock, as the managing member of Station Holdco, Station Holdco will pay or reimburse Red Rock for all fees, costs, and expenses incurred by Red Rock and related to the business and affairs of Station Holdco (including expenses that relate to the business and affairs of Station Holdco that also relate to the activities of Red Rock, such as costs of future securities offerings, board of director compensation, costs of periodic reports to stockholders of Red Rock, and accounting and legal costs).

The Holdco Agreement provides that it may be amended, supplemented, waived or modified by the written consent of Red Rock in its sole discretion without the approval of any other holder of LLC Units, except that no amendment may disproportionately materially and adversely affect the rights of a holder of LLC Units without the consent of such holder and amendments to certain provisions governing rights or obligations of (i) FI Station Investor LLC (“FI Station Investor”), KVF Investments, LLC, LNA Investments, LLC and Fertitta Business Management LLC, entities that are owned by certain trusts and other entities owned or established for the benefit of Frank J. Fertitta III, our Chairman and CEO, and Lorenzo J. Fertitta, our Vice Chairman, and their spouses and lineal descendants, (ii) Frank J. Fertitta III and Lorenzo J. Fertitta, or any of their spouses or lineal descendants and (iii) any trust or entity, other than the Company, that is controlled by, or established for the benefit of, or the estate of Frank J. Fertitta III or Lorenzo J. Fertitta or their spouses or lineal descendants (collectively with FI Station Investor, KVF Investments, LLC, LNA Investments, LLC and Fertitta Business Management LLC, the “Fertitta Family Entities”).

In addition, the Holdco Agreement provides that the aggregate non-equity compensation of Frank J. Fertitta III will not change for two years following the IPO, the aggregate cash compensation of Lorenzo J. Fertitta shall be fixed at $500,000 for two years following the IPO. The Holdco Agreement also provides that, for a period of two years following the consummation of the IPO, the aggregate number of shares of Class A common stock issued or issuable in connection with awards made pursuant to the 2016 Plan, any successor plan thereto, or otherwise (other than in connection with the substitution of equity awards granted by Station Holdco prior to the IPO) shall not exceed 50% of the total number of shares of Class A common stock reserved for issuance pursuant to the 2016 Plan.

Tax Receivable Agreement

Red Rock used a portion of the proceeds from the IPO to purchase LLC Units from certain pre-Reorganization Transactions owners of Station Holdco. In addition, the pre-Reorganization Transactions holders of the LLC Units may (subject to the terms of the Exchange Agreement) exchange their LLC Units, together with all outstanding shares of Class B common stock, for shares of our Class A common stock on a one-for-one basis or, at our election, for cash. As a result of this initial purchase and any subsequent exchanges, Red Rock is entitled to a proportionate share of the existing tax basis of the assets of Station Holdco. Station Holdco made an election under Section 754 of the Code effective for the first taxable year in which an exchange or purchase of LLC Units occurs and all future years, which may result in increases to the tax basis of the assets of Station Holdco. These increases in tax basis are expected to increase our depreciation and amortization deductions and create other tax benefits and therefore may reduce the amount of tax that Red Rock would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets.

In connection with the Reorganization Transactions, we entered into a tax receivable agreement with the pre-Reorganization Transactions holders of LLC Units (and their permitted transferees). The agreement requires us to pay to such holders 85% of the amount of tax benefits, if any, that we realize (or are deemed to realize in the case of an early termination payment, a change in control or a material breach by us of our obligations under the tax receivable agreement, as discussed below) as a result of any possible increases in tax basis described above and of certain other tax benefits attributable to payments under the tax receivable agreement itself. This is Red Rock’s obligation and not an obligation of Station Holdco. For purposes of the tax receivable agreement, the benefit deemed realized by Red Rock will be computed by comparing the actual income tax liability of Red Rock (calculated with certain assumptions) to the amount of such taxes that Red Rock would have been required to pay had there been no increase to the tax basis of the assets of Station Holdco as a result of the purchases or exchanges, and had Red Rock not entered into the tax receivable agreement. The tax receivable agreement became effective immediately prior to the consummation of the IPO and will remain in effect until all such tax benefits have been utilized or expired, unless the agreement is terminated early, as described below. All of the intangible assets, including goodwill, of Station Holdco at the time of the IPO allocable to LLC Units acquired or deemed acquired in taxable transactions by Red Rock from existing owners of Station Holdco are amortizable for tax purposes. Red Rock and its stockholders will retain the remaining 15% of the tax benefits that Red Rock realizes or is deemed to realize. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•	the timing of purchases or exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of Station Holdco at the time of each purchase or exchange;

•	the price of shares of our Class A common stock at the time of the purchase or exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of Station Holdco is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;

•	the extent to which such purchases or exchanges are taxable—if an exchange or purchase is not taxable for any reason, increased tax deductions will not be available;

•	the amount and timing of our income—we expect that the tax receivable agreement will require Red Rock to pay 85% of the deemed benefits as and when deemed realized. If Red Rock does not have taxable income, it generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of any such tax attributes will result in payments under the tax receivable agreement; and

•	tax rates in effect at the time of the tax receivable agreement.

At April 15, 2017, the Company’s liability under the tax receivable agreement was $258.5 million, of which $193.3 million was payable to German American Capital Corporation (“GACC”), the holder of approximately

25% of the outstanding membership interests in Station Holdco immediately prior to the consummation of the IPO, and $21.6 million was payable to the Fertitta Family Entities. The future payments that we may make under the tax receivable agreement could be substantial. Assuming no material changes in the relevant tax law and based on our current operating plan and other assumptions, including our estimate of the tax basis of our assets as of December 31, 2016 and that Red Rock earns sufficient taxable income to realize all the tax benefits that are subject to the tax receivable agreement, we expect future payments under the tax receivable agreement as of April 15, 2017 to range over the next approximately 40 years from approximately $1.0 million to $15.0 million per year and decline thereafter. The foregoing numbers are merely estimates that are based on current assumptions. The amount of actual payments could differ materially.

We have the right to terminate the tax receivable agreement at any time. In addition, the tax receivable agreement will terminate early if we breach our obligations under the tax receivable agreement or upon certain mergers, asset sales, other forms of business combinations or other changes of control. If we exercise our right to terminate the tax receivable agreement, or if the tax receivable agreement is terminated early in accordance with its terms, our payment obligations under the tax receivable agreement with respect to certain exchanged or acquired LLC Units would be accelerated and would become due and payable based on certain assumptions, including that we would have sufficient taxable income to use in full the deductions arising from the increased tax basis and certain other benefits. As a result, we could make payments under the tax receivable agreement that are substantial and in excess of our actual cash savings in income tax.

Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the tax receivable agreement in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments generally accrue interest at a rate of LIBOR plus 500 basis points.

Payments under the tax receivable agreement will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement (although we would reduce future amounts otherwise payable under such tax receivable agreements). No assurance can be given that the IRS will agree with the allocation of value among our assets or that sufficient subsequent payments under the tax receivable agreement will be available to offset prior payments for disallowed benefits. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefit that we actually realize in respect of the increases in tax basis resulting from our purchases or exchanges of LLC Units and certain other tax benefits related to our entering into the tax receivable agreement.

Registration Rights

Pursuant to the terms of the Holdco Agreement, current and former members of Station Holdco are entitled to request to participate in, or “piggyback” on, certain registrations of any of our securities offered for sale by us at any time certain holders are entitled to cause the Company to register the shares of Class A common stock they could acquire upon exchange of their LLC Units, subject to certain contractual restrictions. We provide that we will pay certain expenses (other than underwriting discounts and commissions and transfer taxes) of such existing owners (and their affiliates) of Station Holdco relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances.

If requested by any managing underwriters or underwriters, holders of registrable shares of Class A common stock are not able to sell or otherwise dispose of any of our equity securities (including sales under Rule 144) or give any demand notice during a period commencing on the date of the request and continuing for a period not to exceed 90 days or such shorter period as may be requested by the underwriters.

Exchange Agreement

In connection with the IPO, we entered into an exchange agreement with all of the pre-Reorganization Transactions owners of LLC Units (other than Red Rock) that entitles those owners (and certain permitted transferees thereof) to exchange their LLC Units, together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash (the “Exchange Agreement”). The Exchange Agreement permits those owners to exercise their exchange rights at any time, in certain minimum increments and subject to certain conditions.

The Exchange Agreement provides that an owner will not have the right to exchange LLC Units if the Company determines that such exchange would be prohibited by law or regulation or would violate other agreements with Station Holdco to which the owner is subject. The Company may impose additional restrictions on exchanges that it determines to be necessary or advisable so that Station Holdco is not treated as a “publicly traded partnership” for United States federal income tax purposes.

Purchase of LLC Units from Existing Owners

Red Rock used approximately $112.5 million of the net proceeds from the IPO to purchase 6,136,072 LLC Units held by certain existing owners, in each case, at a price of $18.33 per unit, which was the price paid by the underwriters to the Company for shares of our Class A common stock in the IPO, and retired an equal number of shares of Class B common stock.

The following table sets forth the cash proceeds the existing owners received from the purchase by us of LLC Units with the proceeds from the IPO:

Name	Number of LLC Units	Cash
FI Station Investor LLC	1,250,539	$22,922,380
Fertitta Business Management LLC	1,184,535	$21,712,527
German American Capital Corporation	3,037,622	$55,679,611
Oaktree SC Investments CTB, LLC	663,376	$12,159,682

Acquisition of Fertitta Entertainment

On June 17, 2011, Station LLC and certain of its subsidiaries (in such capacity, the “Owner”) entered into the following management agreements with subsidiaries of our affiliate, Fertitta Entertainment (in such capacity, the “Manager”):

•	Management Agreement between Station LLC and FE Propco Management LLC for the operation and management of the Station Casinos Guarantor Group Properties (the “Propco Management Agreement”);

•	Management Agreement between NP Opco LLC and FE Opco Management LLC for the operation and management of the Opco Assets (the “Opco Management Agreement”);

•	Management Agreement between Station GVR Acquisition, LLC and FE GVR Management LLC for the operation and management of the Green Valley Ranch Resort, Casino & Spa (the “GVR Management Agreement” and, together with the Propco Management Agreement and Opco Management Agreement, the “Management Agreements”); and

•	Management Agreement between NP Tropicana LLC and FE Landco Management LLC for the operation and management of Wild Wild West Gaming Hall & Hotel.

Under the terms of the Management Agreements, the Manager was entitled to: (1) a base management fee equal to 2% of the gross revenues from the operation of the properties, (2) an incentive management fee equal to 5% of EBITDA generated by the properties, and (3) expense reimbursement and overhead allocation.

In connection with the IPO, Station LLC acquired Fertitta Entertainment pursuant to the terms of that certain Membership Interest Purchase Agreement, dated as of October 13, 2015 (the “Purchase Agreement”), by and among Fertitta Business Management LLC, a Nevada limited liability company, LNA Investments, LLC, a Nevada limited liability company, KVF Investments, LLC, a Nevada limited liability company, FE Employeeco LLC, a Delaware limited liability company (collectively, the “Sellers”), Station LLC, Fertitta Entertainment, and Frank J. Fertitta III, as seller representative. The purchase price was $460.0 million in cash, less amounts paid by the Company in satisfaction of indebtedness of Fertitta Entertainment on the closing date, which was approximately $51.0 million of outstanding indebtedness under the Fertitta Entertainment credit facility, and less the amount of Fertitta Entertainment’s liabilities assumed by Station LLC which were approximately $1.3 million. The terms of the Fertitta Entertainment Acquisition were negotiated by the members of Fertitta Entertainment, on the one hand, and on the other hand by both GACC (as the holder of certain approval rights under the equityholders agreement for Station Holdco and its subsidiaries that was in effect prior to the consummation of the IPO) and by a special committee of the board of managers of Station LLC (comprised of Dr. James E. Nave and Mr. Robert E. Lewis, each of whom was determined to be disinterested in the Fertitta Entertainment Acquisition). The special committee unanimously approved the terms of the Fertitta Entertainment Acquisition, and had the assistance and counsel of independent legal and financial advisors retained by such special committee in the negotiation and approval of such terms.

The net proceeds payable to equityholders of Fertitta Entertainment in connection with the Fertitta Entertainment Acquisition following the payment of outstanding indebtedness of Fertitta Entertainment was approximately $407.7 million. Frank J. Fertitta III and Lorenzo J. Fertitta each received approximately $113.8 million of such net proceeds and LNA Investments, LLC and KVF Investments, LLC, all of which are owned by trusts the beneficiaries of which are Lorenzo J. Fertitta’s three children and Frank J. Fertitta III’s three children, respectively, each received approximately $53.5 million of such net proceeds. Our executive officers, who were members of FE Employeeco LLC, received net proceeds in approximately the following amounts based on their proportionate direct or indirect ownership interests in Fertitta Entertainment: Stephen L. Cavallaro, our former Executive Vice Chairman—$8.7 million; Richard J. Haskins, our President—$10.3 million; and Marc J. Falcone, our Executive Vice President and Chief Financial Officer—$10.3 million. The remainder of the net proceeds of the Fertitta Entertainment Acquisition was distributed to other members of FE Employeeco LLC, who were employees or former employees of Fertitta Entertainment.

We used a portion of the proceeds from the IPO to pay a portion of the purchase price for the Fertitta Entertainment Acquisition and funded the balance of the purchase price by incurring additional debt. Both Station LLC and the Sellers indemnify the other party for losses arising from certain breaches of the representations, warranties and covenants contained in the Purchase Agreement and for certain other liabilities, subject to certain limitations.

At the closing of the Fertitta Entertainment Acquisition, Fertitta Entertainment had no material assets other than the management agreements for the Company’s business and its workforce. In connection with the Fertitta Entertainment Acquisition, we terminated the Management Agreements by mutual agreement for no additional consideration and entered into new employment agreements or other employment relationships with our executive officers and other individuals who were employed by Fertitta Entertainment and provided services to us through the Management Agreements prior to the consummation of the Fertitta Entertainment Acquisition.

During the year ended December 31, 2016 and prior to the consummation of the Fertitta Entertainment Acquisition, Station LLC recognized management fee expense totaling $19.8 million pursuant to the Management Agreements. In addition, Station LLC allocated the costs of certain shared services to Fertitta Entertainment, primarily costs related to occupancy of a portion of its corporate office building and services provided by its human resources and regulatory personnel. For the year December 31, 2016 and prior to the consummation of the Fertitta Entertainment Acquisition, costs allocated to Fertitta Entertainment for shared services totaled $0.4 million.

Employment Agreement with Lorenzo J. Fertitta

In connection with the IPO, we entered into an employment agreement with Lorenzo J. Fertitta. The employment agreement with Lorenzo J. Fertitta is for a five-year term, and provides for an annual base salary of $500,000 and severance in an amount equal to such annual base salary in the event of a termination of Lorenzo J. Fertitta’s employment without cause or with good reason. Such employment agreement contains non-competition and non-solicitation restrictions similar to Frank J. Fertitta III’s employment agreement.

Reimbursable Costs

The Company expects that it may periodically provide services to certain of its executive officers and directors, including the personal use of employees, construction work and other personal services. To the extent that such services are provided, the officers and directors to whom services are provided are expected to make deposits with the Company to prepay any such items and to replenish such deposits on an ongoing basis as needed.

In May 2016, Station Casinos reimbursed GACC approximately $2.1 million for expenses incurred by GACC in connection with the Fertitta Entertainment Acquisition, IPO and Reorganization Transactions. Additionally, Station Casinos paid a financial advisory fee in the amount of $4.0 million to Deutsche Bank Corporate Finance for services provided in connection with the Fertitta Entertainment Acquisition, IPO and Reorganization Transactions.

Blocker Mergers

As part of the Reorganization Transactions, ADVSTRA SC Holdings, LLC, CAPINC SC Holdings, LLC, PAIN SC Holdings, LLC, PRTN SC Holdings, LLC, STRAINC SC Holdings, LLC, Serengeti SC Blockerco LLC, PB Investor I LLC and PB Investor II LLC, all Delaware limited liability companies, merged with newly-formed subsidiaries of Red Rock in the Blocker Mergers, which qualified as tax-free for U.S. federal income tax purposes. In the Blocker Mergers, the owner(s) of each Merging Blocker collectively received one share of Class A common stock for each LLC Unit owned by such Merging Blocker and such number of LLC Units as would be issuable upon a cashless exercise of the Warrants held by such Merging Blocker. In the aggregate, 10,137,209 shares of Class A common stock of Red Rock were issued as consideration in the Blocker Mergers. In connection with the Blocker Mergers, the Company (i) withheld 222,959 shares of Class A common stock, (ii) sold such shares in the IPO, and (iii) used the net proceeds from the sale of such shares to pay withholding tax obligations with respect to such members. Except for merger agreements with Merging Blockers that have been managed by Station Holdco, the merger agreements relating to the Blocker Mergers contained customary representations and warranties and indemnities from the owners of such Merging Blockers. As a result of the Blocker Mergers, Red Rock indirectly became the owner of the LLC Units owned by the Merging Blockers. Red Rock bore some, or all, of the risks related to any liabilities that the Merger Blockers had.

Voting Interests in Station LLC

Station Holdco currently owns non-voting interests in Station LLC that represent all of the economic interests of Station LLC. The voting interests of Station LLC were held by Station Voteco LLC. Station Voteco LLC was owned by Robert A. Cashell Jr., who was designated as a member of Station Voteco by GACC, and an entity owned by Frank J. Fertitta III and Lorenzo J. Fertitta. Immediately prior to the consummation of the IPO, Station Voteco LLC transferred the voting interests of Station LLC to Red Rock. No consideration was paid to the members of Station Voteco LLC in connection with such transfer.

Credit Agreements

In June 2016, we entered into a $2.4 billion credit facility, by and among Station LLC, the financial institutions from time to time named therein, Deutsche Bank AG Cayman Islands Branch (“Deutsche Bank”), as Administrative Agent, and Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and other financial institutions, as Joint Lead Arrangers and Joint Bookrunners. An affiliate of Deutsche Bank acted as a lead joint book running manager with respect to the offering of the 7.50% Senior Notes. In March 2017, Station LLC paid Deutsche Bank $61.8 million plus accrued and unpaid interest then due to Deutsche Bank under the land loan in full settlement of all obligations (including outstanding principal in the amount of $72.6 million) owed to Deutsche Bank under the land loan and (ii) the outstanding warrants to purchase interests of CV Propco and NP Tropicana LLC issued to GACC were cancelled.

Boulder Station Lease and Texas Station

Prior to April 27, 2017 we leased a portion of the land on which Boulder Station is located pursuant to a ground lease. We leased this land from KB Enterprises, a company owned by the Frank J. Fertitta and Victoria K. Fertitta Revocable Family Trust (the “Related Lessor”). Frank J. Fertitta, Jr. and Victoria K. Fertitta are the parents of Frank J. Fertitta III, who is our Chairman and CEO, and Lorenzo J. Fertitta, who is our Vice Chairman. The lease provided for monthly payments of $222,933. In addition, prior to April 27, 2017, we leased 47 acres of land on which Texas Station is located pursuant to a ground lease with Texas Gambling Hall & Hotel, Inc., a company owned by the Related Lessor. The lease provided for monthly rental payments of $366,435.

On April 27, 2017, the Company purchased entities that own the land subject to the Boulder land lease and the Texas land lease from the Related Lessor for aggregate consideration of $120 million.

Zuffa, LLC

Station LLC has purchased tickets to events held by Zuffa, LLC (“Zuffa”) which is the parent company of the Ultimate Fighting Championship (“UFC”) and was owned by Frank J. Fertitta III and Lorenzo J. Fertitta until August 2016. For the year ended December 31, 2016, we made payments to Zuffa totaling approximately $0.2 million for ticket purchases to, and closed circuit viewing fees of, UFC events.

Sale of FE Aviation II LLC

In April 2016, Fertitta Entertainment sold all of the outstanding membership interest in FE Aviation II LLC (“FE Aviation”) to Fertitta Business Management LLC, an entity controlled by Frank J. Fertitta III and Lorenzo J. Fertitta for $8.0 million. The carrying amount of FE Aviation exceeded the sales price by approximately $0.5 million, which was recognized as a deemed distribution.

Compensation Paid to Related Parties

Kelley-Ann Fertitta, daughter of our Chairman and CEO, Frank J. Fertitta III, is Station LLC’s Vice President of Corporate Marketing and Guest Experience. Ms. Fertitta’s annual salary was $150,000 until April 2017, at which time her annual salary was increased to $160,000. Ms. Fertitta has been employed by Station LLC since September 2015.

Victoria Fertitta, daughter of Frank J. Fertitta III, is an Analyst at Station LLC and is paid an annual salary of $70,000. Ms. Fertitta has been employed by Station LLC since August 2016.

Indemnification of Directors and Officers

We entered into customary indemnification agreements with our executive officers and directors that provide them with customary indemnification in connection with their service to us or on our behalf.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of our Class A and Class B common stock as of the Record Date for:

•	each person or group known to us, based on Schedules 13D and 13G filed with the SEC, to be the beneficial owner of more than 5% of any class of equity securities;

•	each of our named executive officers in the Summary Compensation Table;

•	each of our directors and director nominees; and

•	all of our current directors and executive officers as a group.

The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days, including those shares of our Class A common stock issuable upon exchange of LLC Units (together with corresponding shares of our Class B common stock) on a one-for-one basis, subject to the terms of the Exchange Agreement. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise noted, the address of each person listed in the table below is c/o Red Rock Resorts, Inc., 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135.

The percentage of ownership is calculated using the number of shares outstanding as of the Record Date, which consisted of approximately 67,717,165 shares of Class A common stock and 48,327,386 shares of Class B common stock.

	Class A Common Stock Beneficially Owned(1)		Class B Common Stock Beneficially Owned(1)		Combined Voting Power(2)
Name of Beneficial Owner	Number	%	Number	%	%
FI Station Investor LLC(3)	42,199	0.1%	22,613,985	46.8%	43.1%
Fertitta Business Management LLC(4)	10,127	0.0%	28,198,618	58.3%	53.8%
LNA Investments, LLC(4)	16,036	0.0%	8,593,593	17.8%	16.4%
KVF Investments, LLC(4)	16,036	0.0%	8,593,593	17.8%	16.4%
Frank J. Fertitta III(4)	42,199	0.1%	45,385,804	93.9%	86.5%
Lorenzo J. Fertitta(4)	42,199	0.1%	45,385,804	93.9%	86.5%
Richard J. Haskins(5)	109,862	0.2%	640,879	1.3%	0.1%
Marc J. Falcone(6)	69,940	0.1%	997,043	2.1%	0.2%
Daniel J. Roy(7)	134,840	0.2%	—	0.0%	0.0%
Stephen L. Cavallaro	—	0.0%	—	0.0%	0.0%
Robert A. Cashell, Jr.	14,777	*	—	*	*
Robert E. Lewis	14,777	*	—	*	*
James E. Nave, D.V.M.	14,777	*	—	*	*
Cohen & Steers, Inc.(8)	9,363,857	13.8%	—	0.0%	1.8%
FMR LLC(9)	7,995,178	11.8%	—	0.0%	1.5%
BAMCO, Inc.(10)	3,676,125	5.4%	—	0.0%	0.7%
Highline Capital Management, L.P.(11)	3,510,250	5.2%	—	0.0%	0.7%
Executive Officers and Directors as a Group(12)	516,326	*	47,023,726	97.3%	87.0%

*	Indicates less than 1%.

(1)	Subject to the terms of the Exchange Agreement, holders of LLC Units are entitled to exchange LLC Units, together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash.
(2)	Represents percentage of voting power of the Class A common stock and Class B common stock of Red Rock voting together as a single class. Each outstanding share of Class A common stock is entitled to one vote, each outstanding share of Class B common stock that is held by a holder that, together with its affiliates, owned at least 30% of the outstanding LLC Units immediately following the consummation of the IPO and, since the applicable record date, maintained direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock) is entitled to ten votes and each other outstanding share of Class B common stock is entitled to one vote. The only holders of Class B common stock that satisfy the foregoing criteria are Fertitta Family Entities. Consequently, such entities are the only holders of Class B common stock entitled to ten votes per share of Class B common stock.
(3)	FI Station Investor LLC is owned by an affiliate of Frank J. Fertitta III and Lorenzo J. Fertitta that is owned by Fertitta Business Management LLC, LNA Investments, LLC and KVF Investments, LLC.
(4)	Fertitta Business Management LLC is owned and controlled (i) 50% by F & J Fertitta Family Business Trust, a revocable trust for which Frank J. Fertitta III has sole investment and voting power, and (ii) 50% by L & T Fertitta Family Business Trust, a revocable trust for which Lorenzo J. Fertitta has sole investment and voting power. The address for all of the entities identified above is 1505 South Pavilion Center Drive, Las Vegas, NV 89135.

LNA Investments, LLC is managed by Lorenzo J. Fertitta and is beneficially owned by various trusts established for the benefit of his three children. Lorenzo J. Fertitta disclaims beneficial ownership of any shares of Class A common stock, shares of Class B common stock and LLC Units beneficially owned by LNA Investments, LLC, except to the extent of any pecuniary interest therein. The address for LNA Investments, LLC is 10801 W. Charleston Boulevard, Las Vegas, NV 89135.

KVF Investments, LLC is managed by Frank J. Fertitta III and is beneficially owned by various trusts established for the benefit of his three children. Frank J. Fertitta III disclaims beneficial ownership of any shares of Class A common stock, shares of Class B common stock and LLC Units beneficially owned by KVF Investments, LLC, except to the extent of any pecuniary interest therein. The address for KVF Investments, LLC is 10801 W. Charleston Boulevard, Las Vegas, NV 89135.

(5)	Includes 31,250 shares of Class A common stock subject to options exercisable within 60 days of May 8, 2017.
(6)	Includes 25,000 shares of Class A common stock subject to options exercisable within 60 days of May 8, 2017. Marc J. Falcone’s employment with the Company will terminate on May 31, 2017. Mr. Falcone will serve as a consultant to the Company for a period of twelve months following the termination of his employment.
(7)	Includes 25,000 shares of Class A common stock subject to options exercisable within 60 days of May 8, 2017. Daniel J. Roy’s employment with the Company terminated on May 15, 2017. Mr. Roy will serve as a consultant to the Company for a period of six months following the termination of his employment.
(8)	The address for Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017.
(9)	Fidelity, 245 Summer Street, Boston, Massachusetts 02210, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the Class A Common Stock beneficially owned by the Funds as a result of acting as investment adviser to the Funds.

These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Vice Chairman the CEO and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (‘‘Fidelity Funds’’) advised by Fidelity Management & Research Company (‘‘FMR Co’’), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(10)	The address for BAMCO, Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(11)	The address for Highline Capital Management, L.P. is One Rockefeller Plaza, 30th Floor, New York, NY 10020.
(12)	Executive offices and directors as a group consist of twelve persons.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.sclv.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

Las Vegas, NV

May 26, 2017

COST OF PROXY SOLICITATION

The Company is paying the expenses of this solicitation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

RED ROCK RESORTS, INC.
1505 SOUTH PAVILION CENTER DRIVE
LAS VEGAS, NV 89135
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the Meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records.
During The Meeting - Go to www.virtualshareholdermeeting.com/RRR
The Meeting will be exclusively online via audio webcast. You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the Meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E28937-P93615 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
RED ROCK RESORTS, INC.
The Board of Directors recommends you vote “FOR” each of the Board of Directors’ nominees below:
Proposal 1 - Election of 5 director nominees
Nominees:
For Against Abstain
1a. Frank J. Fertitta III
1b. Lorenzo J. Fertitta
1c. Robert A. Cashell, Jr.
1d. Robert E. Lewis
1e. James E. Nave, D.V.M.
The Board of Directors recommends a vote “FOR” proposals 2 and 4 and “EVERY YEAR” for proposal 3 below:
Proposal 2 - Advisory vote to approve the compensation of our named executive officers.
1 Year 2 Years 3 Years Abstain
Proposal 3 - Advisory vote to approve the frequency of our future stockholder advisory votes approving the compensation of our named executive officers.
For Against Abstain
Proposal 4 - Ratification of the appointment of Ernst & Young LLP as our independent auditor for 2017.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof. If this proxy is signed and returned, it will be voted in accordance with your instructions.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
E28938-P93615
RED ROCK RESORTS, INC. Annual Meeting of Stockholders
To be held on July 6, 2017 at 11:00 a.m.
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Frank J. Fertitta III, Richard J. Haskins and Stephen L. Cootey, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of Red Rock Resorts, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Red Rock Resorts, Inc., a Delaware corporation, to be held on Thursday, July 6, 2017, at 11:00 a.m., Pacific Time at www.virtualshareholdermeeting.com/RRR, for the purposes listed on the reverse side and at any and all continuation(s) and adjournment(s) of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect to the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.
THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED: FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THE PROXY STATEMENT, FOR PROPOSALS 2 AND 4 AND FOR EVERY YEAR FOR PROPOSAL 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY CONTINUATION(S) AND ADJOURNMENT(S) THEREOF.
PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.
Continued and to be signed on reverse side
V.1.2